UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
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Mr. Cooper Group Inc.
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PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

2025

Mr. Cooper Group®

Dear Stockholders,

On behalf of your Board of Directors, I want to invite you to attend our 2025 Annual Meeting of Stockholders. The meeting will be held on Thursday, May 22, 2025, at 9:00 a.m., central time, at the Four Points by Sheraton – Dallas/Fort Worth Airport North, 1580 Point West Blvd., Coppell, TX 75019. Please RSVP at corporate.secretary@mrcooper.com by 5:00 p.m. central time on May 21, 2025, if you plan to attend the meeting. Details regarding the business to be conducted at the annual meeting are more fully described in the accompanying materials.

I would like to personally thank you for your continued investment in Mr. Cooper Group. We look forward to welcoming you to our annual meeting. Your vote is important to us – even if you do not plan to attend the meeting, we hope that you vote your proxy promptly, so your shares are represented.

We are furnishing proxy materials to our stockholders primarily over the Internet. As a result, we are mailing to many of our stockholders a notice instead of a paper copy of our Proxy Statement and our 2024 Form 10-K. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those stockholders can receive a paper copy of our proxy materials, including our Proxy Statement, our 2024 Form 10-K and a proxy card or voting instruction form. Stockholders who do not receive a notice will receive a paper copy of the proxy materials by mail.

Sincerely,

Jay Bray
Chairman & Chief Executive Officer

REVIEW THE PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

VIA THE INTERNET Visit www.proxypush.com/COOP	BY MAIL Sign, date and return the enclosed proxy card or voting instruction form.

BY TELEPHONE Call the telephone number on your proxy card or voting instruction form.	IN PERSON Attend the annual meeting in person. Please RSVP at corporate.secretary@mrcooper.com.

8950 Cypress Waters Blvd. Coppell, Texas 75019

April 10, 2025

NOTICE OF THE 2025 ANNUAL MEETING OF STOCKHOLDERS

9:00 a.m., central time, Thursday, May 22, 2025

Four Points by Sheraton – Dallas/Fort Worth Airport North 1580 Point West Blvd., Coppell, TX 75019

(1)  Election of Directors;

(2)  Advisory vote on executive compensation (Say on Pay);

(3)  Advisory vote on the frequency of Say-on-Pay votes;

(4)  Ratification of Ernst & Young LLP as independent auditors; and

(5)  Any other business that may properly come before the meeting.

Holders of our common stock at the close of business on March 24, 2025, are entitled to vote at the annual meeting.

Please complete, sign, date and return your proxy card or submit your proxy by following the instructions contained in this Proxy Statement and on your proxy card. Even if you plan on attending in person and voting, you are encouraged to submit your proxy to ensure your vote is counted if you are unable to attend. You may revoke your proxy and vote in person at the annual meeting if you choose to do so.

If you plan to attend the meeting, please RSVP at corporate.secretary@mrcooper.com by 5:00 p.m., central time on May 21, 2025.

By order of the Board of Directors,

Elisabeth Gormley
Senior Vice President, Associate General Counsel & Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on May 22, 2025: This Proxy Statement is available free of charge on the Investors section of our website (investors.mrcoopergroup.com). In addition, you may access the Proxy Statement free of charge at www.proxydocs.com/COOP, a site that does not have “cookies” that identify visitors to the site.

EXECUTIVE SUMMARY

In this proxy statement, “Mr. Cooper Group,” “Company,” “we,” “us,” or “our” refers to Mr. Cooper Group Inc. or to it and one or more of its subsidiaries. This proxy statement and the accompanying materials are being made available to Mr. Cooper Group Inc. stockholders beginning on or about April 10, 2025. This proxy statement contains information on the matters to be presented at our 2025 Annual Meeting of Stockholders to be held on May 22, 2025, to assist you in voting your shares. You should read the entire proxy statement carefully before voting. For additional information about the 2025 Annual Meeting, please see “General Information About the Annual Meeting and Voting” at the end of the proxy statement. This executive summary highlights selected information throughout this proxy statement.

2025 ANNUAL MEETING OF STOCKHOLDERS INFORMATION

DATE AND TIME	PLACE	RECORD DATE	ADMISSION

9:00 a.m., central time Thursday, May 22, 2025	Four Points by Sheraton – Dallas Fort Worth Airport North 1580 Point West Blvd. Coppell, TX 75019	March 24, 2025	Photo identification and proof of ownership as of the record date are required to attend the meeting

MATTERS TO BE VOTED ON AT OUR 2025 ANNUAL MEETING OF STOCKHOLDERS

		Board Recommendation	Page

Proposal 1:	Election of Directors	FOR each director	9

Proposal 2:	Advisory Vote on Executive Compensation (Say on Pay)	FOR	68

Proposal 3	Advisory vote on the frequency of Say-on-Pay votes	EVERY YEAR	69

Proposal 4:	Ratification of the Appointment of Ernst & Young LLP as our Independent Auditors for 2025	FOR	71

ABOUT MR. COOPER GROUP

We are the largest servicer in the country and a major originator of residential mortgage loans as reported by Investor Mortgage Finance (“IMF”). Our subsidiary Xome facilitates foreclosure sales using a digital auction platform.

Largest servicer with 11.1% of the market share *IMF 4Q’24 top servicer ranking	Top 20 originator of home mortgages *IMF 4Q’24 top lender ranking	6.7M Customers *As of 4Q’24	~7,900 Employees *As of 4Q’24

PERFORMANCE HIGHLIGHTS

2024 was an outstanding year for the Company, marked by strong financial performance, strategic execution and market leadership. We achieved return on common equity of 14.7% and an operating return on tangible common equity (“ROTCE”)(1) of 15.6%, surpassing the previous year’s 12.5%. Book value increased to $75.70 per share and tangible book value(1) to $71.61 per share, reflecting 12% growth year-over-year. These results contributed to exceptional stock price performance, up 47%, significantly outperforming our peer group’s average 5% increase.

Among our key accomplishments, we grew our servicing portfolio by 57% to $1.56 trillion, now serving approximately 6.7 million customers. This growth strengthened our scale advantage, making us more than 50% larger than our next competitor. We anticipated and successfully capitalized on post-refi boom dislocations in the bulk market, driven by margin pressures on originators, strategic divestitures and the ongoing exit of banks.

A significant driver of this growth was the acquisition of Flagstar’s mortgage operations, which demonstrated our ability to deliver full-service solutions to major financial institutions. This transaction included mortgage servicing rights (“MSRs”), advances, subservicing contracts and a third-party originations platform and solidified our position as the #1 largest subservicer.(2) Our strong reputation and onboarding capabilities enabled the smooth integration of Flagstar’s customers, clients and team members, reinforcing our industry leadership. The acquisition was financed through a high-yield issuance at the Company’s tightest spreads to date, reflecting strong investor confidence in our balance sheet management. This confidence was further validated by a Moody’s credit rating upgrade, subsequently followed by a revision to a positive outlook.

Meanwhile, we continued investing in technology and operational efficiencies. We launched AgentiQ, advanced digitization and automation in originations through Project Flash, and, in anticipation of a normalizing bulk market, focused on enhancing our correspondent channel. Key correspondent initiatives included developing a new client portal, enhancing our pricing models and capital markets execution, deepening client engagement and improving cycle times. These efforts, along with the dedication of our correspondent team and the trust of our clients, propelled us to a top five correspondent market share position by end of 2024, a substantial increase from #14 in 2023.

Beyond financial and operational achievements, we sustained our strong corporate culture, earning Great Place to Work® certification for the sixth consecutive year. Our high-trust environment has contributed to record-low turnover, reinforcing our commitment to employee engagement and excellence.

All of these accomplishments were achieved while maintaining a strong balance sheet, with capital and liquidity levels aligned with our strategic targets, ensuring sustained success and long-term stockholder value creation.

(1)	Annex A includes a discussion and reconciliation of non-GAAP measures to the most directly comparable GAAP measures.
(2)	Inside Mortgage Finance ranking, based on data as of December 31, 2024.

PERFORMANCESUMMARY

•   Reported $669 million net income or $10.19 per diluted share

•   Generated a return on common equity of 14.7% and an operating return on tangible common equity(1) of 15.6%

•   Grew book value to $75.70 per share, an increase of 14% from the prior year

•   Grew tangible book value(1) to $71.61 per share, an increase of 12% from the prior year

•   Servicing portfolio unpaid principal balance (“UPB”) ended the year at $1.56 trillion, an increase of 57% from the prior year

•   Originated $22.8 billion in funded volume

•   Repurchased 1.8 million common shares for $147 million, excluding excise tax, equivalent to a weighted average price of $83.79 per share

•   Acquired Flagstar’s mortgage operations, including MSRs and subservicing contracts totaling $334 billion in UPB

•   Issued $1 billion 7.125% 8-year senior unsecured notes and $750 million 6.5% 5-year senior unsecured notes, with both offerings more than 2 times oversubscribed

•   Upgraded by Moody’s to Ba3 and subsequent to year-end, to positive outlook

•   Received Freddie Mac’s 2024 SHARP Gold Award and recognized by Fannie Mae as the only STAR winner to be cited in all three categories of quality servicing, risk management, and sustainable homeownership

•   Achieved Great Place to Work certification for the sixth consecutive year; was ranked #14 on the Best Workplaces in Texas list and among the Best Workplaces in Financial Services and Insurance by Great Place to Work and Fortune

SERVICING

•   Produced pretax income of $1,237 million and pretax operating income(1) of $1,182 million

•   Acquired approximately $753 billion UPB of loans, including $516 billion UPB in subservicing

•   Introduced PYRO and AgentiQ, our AI-driven coaching platform, to 1,400+ team members in the fourth quarter, analyzing 400,000+ calls per month to enhance performance and efficiency

•   Provided 93,821 modifications and workouts to help keep our customers in their homes

ORIGINATIONS

•   Funded 85,215 loans totaling $22.8 billion

•   Produced pretax income of $185 million

•   Our direct-to-consumer channel funded $7.9 billion in new loans and achieved a refinance recapture rate of 51%, which is more than two times the industry average

•   Our correspondent channel funded $14.9 billion, increasing 123% year-over-year

(1)	Annex A includes a discussion and reconciliation of non-GAAP measures to the most directly comparable GAAP measures.

TOTAL SHAREHOLDER RETURN (“TSR”)

Under our executive team’s leadership and against the backdrop of an evolving mortgage market and interest rate environment, we have meaningfully and consistently outperformed peers over a one-, three-, and five-year period. Our operational focus on growing our Servicing portfolio through accretive acquisitions and enhancing our capabilities and existing infrastructure, as well as our continued investments to bolster efficiency and product roll-outs in Originations, has resulted in outsized shareholder returns.

(1)	1-Year TSR shown represents FY2024.

(2)	3-Year TSR shown represents period from FY2022 – FY2024.

(3)	5-Year TSR shown represents period from FY2020 – FY2024.

2025 DIRECTOR NOMINEE HIGHLIGHTS

Name	Age	Other Public Company Boards	Title	Director Since	Committees

Jay Bray	58	—	Chair & CEO, Mr. Cooper Group	2018	—

Andrew Bon Salle	59	—	President, The Bon Salle Group, Inc.	2025	Audit & Risk, Nominating & Corporate Governance (Chair)

Roy Guthrie (Lead Director)	71	OneMain Holdings, Synchrony Financial	Former CFO, Discover Financial Services	2018	Audit & Risk (Chair), Compensation

Daniela Jorge	53	—	SVP & Chief Design Officer, Capital One Corporation	2022	Nominating & Corporate Governance

Shveta Mujumdar	46	—	SVP, Corporate Development, Intuit	2020	Nominating & Corporate Governance

Tagar Olson	47	—	Founder, Integrum Holdings LP, and Former Partner, KKR	2015	Compensation (Chair)

Steven Scheiwe	64	—	President, Ontrac Advisors	2012	Audit & Risk, Compensation

Board Skills

Our Board consists of the optimal mix of skills and expertise capable of effectively overseeing the execution of our business.

Board Skills	Total
Strategic Leadership and Management	7
Financial Services Industry	7
Accounting and Financial Literacy	7
Risk Management	5
Capital Markets/Mergers & Acquisitions	6
Public Company Board and Corporate Governance	5
Government Relations, Regulatory or Legal	4
Human Capital Management	6
Environmental, Social and Governance Matters	4
Technology and Innovation	6
Branding and Marketing	2

Composition of the Board

Demonstrated Board Refreshment: We have added three new Directors to our Board since 2020.

COMPENSATION HIGHLIGHTS

Compensation Objectives and Pay for Performance

Our compensation program is designed to balance three objectives:

•	Motivate and reward management for creating and executing a strategy that drives stockholder return;

•	Attract, retain and motivate our executive level talent; and

•	Manage the cost of the program by aligning compensation with both Company and executive performance.

We review our compensation programs and related governance provisions and practices to ensure our compensation programs are aligned to the interests of stockholders, provide for appropriate pay for performance alignment, contain risk mitigating features and do not promote unnecessary and excessive risk. Our compensation program for senior executives aligns the interests of management and stockholders in growing the value of our Company while managing risk. At the same time, we recognize the market for executive talent requires competitive remuneration.

Over the course of the past several years, the Compensation Committee, Board and management team have substantially reoriented our compensation program from a framework that was primarily cash-based and discretionary to a framework that directly aligns compensation with the achievement of well-defined financial and strategic goals and increases equity-based compensation. We believe this better aligns the interests of management with those of stockholders and provides the proper incentives for management to focus on long-term stockholder value. We will continue to ensure our compensation program meets these goals.

Compensation Program Engagement and Disclosure Enhancements

Through our stockholder engagement program (discussed more fully below), we had conversations with our stockholders regarding our pay programs, and our stockholders re-affirmed that the structure, design and accompanying pay opportunities of our compensation program are appropriate, meaningfully align management and stockholder interests and are working as intended to incentivize and reward value creating performance by our leadership team. No investors we spoke to sought any meaningful changes to our program, nor shared any expectations other than re-assurance that we would maintain our commitment to not providing Mr. Bray with any future one-time awards during the five-year term of the award granted in November of 2023 and continue to provide transparent and thoughtful rationale on any future changes to our pay practices.

To further our commitment to transparency and to demonstrating stockholder responsiveness on our compensation program, in this year’s proxy statement we have meaningfully enhanced our disclosure in the Compensation Discussion & Analysis section found on page 38 which includes:

•	A letter from our Compensation Committee;

•	Key compensation-related stockholder themes and our actions taken; and

•	A timeline detailing our evolving compensation program.

STOCKHOLDER ENGAGEMENT

We maintain a year-round stockholder engagement program, and this ongoing dialogue has been an important input into the Board’s review and decisions around our Board, governance, compensation and sustainability-related practices. In 2024, we continued to proactively reach out to our stockholders with a focus on discussing executive compensation and to provide our investors with an opportunity to provide management and the Compensation Committee with their views. After the 2024 say-on-pay vote, we broadened this outreach and invited stockholders representing 70% of our shares outstanding – including stockholders who voted against say-on-pay at the 2024 Annual Meeting – to meet with our management team, and in certain cases, our Compensation Committee Chair. We ultimately engaged with stockholders representing 30% of shares outstanding, which included ten of our largest investors and those that voted against say-on-pay. Our Compensation Committee Chair met with investors representing 25% of shares outstanding.

More details on this stockholder engagement and our continued focus areas regarding our compensation program can be found on page 39 in the Compensation Discussion and Analysis section.

BOARD OF DIRECTORS

Proposal 1: Election of Directors

Our stockholders will be asked to consider seven nominees for election to our Board to serve for a one-year term until the next annual meeting of stockholders and until their successors have been duly elected and qualified, subject to their earlier death, resignation or removal.

The names of the nominees for director and biographical information follow. All of the nominees, with the exception of Mr Bray, have been determined by the Board to be independent under National Association of Securities Dealers Automatic Quotations (“NASDAQ”) listing standards. Our Nominating & Corporate Governance Committee (the “NCG Committee”) has reviewed the qualifications of each of the nominees and has recommended to the Board that each nominee be submitted to a vote at the 2025 Annual Meeting of Stockholders.

In determining whether to nominate our directors for another term, the Board considered the factors discussed under “Corporate Governance – Criteria and Procedures for Selection of Director Nominees” as well as each director’s qualifications as discussed below and concluded that each of the directors possess those talents, backgrounds, perspectives, attributes and skills that will enable him or her to continue to provide valuable insights to our management and play an important role in helping us achieve our goals and objectives. The age, principal occupation and certain other information for our director nominees are set forth below. It is our general policy that no director having obtained the age of 70 years will stand for re-election; however, the Board may waive this requirement and did so for Mr. Guthrie due to his valuable expertise in the financial services industry and for his continued leadership as the Board’s Independent Lead Director.

Directors are elected by a majority of the votes present in person or by proxy entitled to vote, meaning that each director nominee must receive more votes cast “for” than “against” his or her election. If an incumbent director does not receive more votes cast “for” than “against” his or her election, then the director must tender his or her resignation to the Board. In that situation, the NCG Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. Within 90 days from the date the election results are certified, the Board would act on the NCG Committee’s recommendation and publicly disclose its decision and rationale behind it.

The Board believes that each of the director nominees will be able to stand for election.

THE BOARD RECOMMENDS A VOTE FOR THE NOMINEES NAMED BELOW.

DIRECTOR NOMINEES

Our Amended and Restated Certificate of Incorporation provides that the Board consist of not more than 11 directors, or such greater number as may be determined by the Board. As of the date of this proxy statement, the Board consists of seven members who are elected each year at the Annual Meeting of Stockholders to hold office until the next annual meeting. Our director nominees are:

Name	Age	Other Public Company Boards	Title	Director Since	Committees

Jay Bray	58	—	Chair & CEO, Mr. Cooper Group	2018	—

Andrew Bon Salle	59	—	President, The Bon Salle Group, Inc.	2025	Audit & Risk, Nominating & Corporate Governance (Chair)

Roy Guthrie (Lead Director)	71	OneMain Holdings, Synchrony Financial	Former CFO, Discover Financial Services	2018	Audit & Risk (Chair), Compensation

Daniela Jorge	53	—	SVP & Chief Design Officer, Capital One Corporation	2022	Nominating & Corporate Governance

Shveta Mujumdar	46	—	SVP, Corporate Development, Intuit	2020	Nominating & Corporate Governance

Tagar Olson	47	—	Founder, Integrum Holdings LP, and Former Partner, KKR	2015	Compensation (Chair)

Steven Scheiwe	64	—	President, Ontrac Advisors	2012	Audit & Risk, Compensation

Our Directors’ Attributes

The following sets forth information regarding our director nominees, illustrating the high level of experience each brings to the Board, as well as additional Director attributes:

Strategic Leadership and Management Directors bring valuable senior leadership or executive experience relating to strategy formulation, management, operations and achievement of strategic objectives	✓	✓	✓	✓	✓	✓	✓
Financial Services Industry Directors possess in-depth understanding of our industry and/or have worked in or with the financial services industry	✓	✓	✓	✓	✓	✓	✓

Accounting and Financial Literacy

Directors understand public company accounting and financial reporting, auditing process and standards, internal controls and/or preparation, audit, and evaluation of financial statements comparable in complexity to ours

	✓	✓	✓	✓	✓	✓	✓
Risk Management Directors have experience with overseeing material risks and understanding risk evaluation, mitigation framework and risk management policies and procedures	✓	✓	✓			✓	✓
Capital Markets/Mergers & Acquisitions Directors understand the essential role that transactional activity, M&A and capital markets and financing plays in the Company’s business and growth strategy	✓	✓	✓		✓	✓	✓

Public Company Board and Corporate Governance

Directors possess experience serving on the public company boards and, knowledge of public company corporate governance issues, regulatory concerns and policies and governance best practices

	✓	✓	✓			✓	✓

Government Relations, Regulatory or Legal

Directors have experience with regulated businesses, regulatory requirements, relationships with regulators, managing governmental and regulatory affairs and/or interacting with regulators and members of government

	✓	✓	✓				✓

Human Capital Management

Directors have experience in senior executive acquisition, development, retention, succession planning, corporate culture and compensation matters and obtaining and retaining the most qualified and satisfied employees with diverse skills and backgrounds

	✓	✓	✓	✓		✓	✓
Environmental, Social and Governance Matters Directors possess experience in the evaluation of environmental impact, corporate social responsibility initiatives and sustainability	✓	✓				✓	✓

Technology and Innovation

Directors have experience in (a) developing, investing in and adoption of new technologies and ideas and/or (b) innovation systems, including but not limited to research & development and technology acquisition processes and methods of monetizing acquired technologies or intellectual property rights and evaluation of innovation system effectiveness

	✓	✓		✓	✓	✓	✓
Branding and Marketing Directors bring experience in brand development, marketing and sales	✓			✓

Biographical Information of Our Directors

Set forth below is detailed biographical information for each of the nominees for director and the qualifications and skills demonstrated by each director’s experience.

Jay Bray Director Since: 2018 (Chair) Age: 58 Committees: None

Mr. Bray has more than 30 years of experience in the mortgage servicing and originations industry and played a critical role in leading the servicing market shift to non-banks following the financial crisis and led the growth of our portfolio from a start of $21 billion UPB in 2008 to ~$1.56 trillion, establishing us as the industry’s largest servicer. Mr. Bray’s in-depth experience and understanding of financial services and Mr. Cooper’s business and operations qualify him to serve as a Mr. Cooper Group director.

Professional Experience

•  Chief Executive Officer of the Company since July 2018

o   Company’s President from July 2018 to June 2021

o   Nationstar Mortgage Holding Inc. (“Nationstar”), the Company’s wholly-owned subsidiary’s

◾  Chief Executive Officer and Director since 2012

◾  President from June 2015 to June 2021

◾  EVP & Chief Financial Officer from May 2011 to February 2012

o   Nationstar’s wholly-owned subsidiary, Nationstar Mortgage LLC’s

◾  Chief Executive Officer and Manager since October 2011

◾  President from July 2011 to June 2021

◾  Chief Financial Officer from May 2000 until September 2012

o   Executive Chairman of Xome Holdings LLC since September 2015

•  Various leadership roles at Bank of America and predecessor entities from 1994 to 2000

•  Various roles at Arthur Andersen from 1988 to 1994

•  Serves on the Boards of:

o   Dallas Area Habitat for Humanity since March 2022

o   Sagent M&C, LLC since March 2022

o   Mortgage Bankers Association since October 2023

Other Public Company Directorships
• Current o None • Past Five Years o Elevate Credit, Inc.
Skills, Experiences and Attributes
Strategic Leadership and Management

Financial Services Industry

Accounting and Financial Literacy

Risk Management

Capital Markets/Mergers & Acquisitions

Public Company Board and Corporate Governance

Government Relations, Regulatory or Legal

Human Capital Management

Environmental, Social and Governance Matters

Technology and Innovation

Branding and Marketing

Andrew Bon Salle Independent Director Since: 2025 Age: 59 Committees: Audit & Risk NCG (Chair)

Mr. Bon Salle has more than 30 years of experience in capital markets, risk management, securitization and mortgage policy leadership within the home lending sector, including serving in various leadership roles at Fannie Mae for more than 28 years and as Chairperson of the Board of Directors of Home Point Capital Inc. from January 2021 until its acquisition by the Company in August 2023. Mr. Bon Salle’s deep expertise in financial services and mortgage industries qualify him to serve as a Mr. Cooper Group Director.

Professional Experience

•  President of The Bon Salle Group, a privately-held consulting company, since December 2020

•  Former Executive Vice President-Single Family Mortgage Business for Fannie Mae from 2014 through December 2020

o   Previously served as Senior Vice President-Single-Family Underwriting, Pricing, and Capital Markets and in other executive roles from November 1992 to 2014

•  Serves on the Boards of:

o   CoreLogic, Inc., a property insights and solutions provider, since June 2021

o   Meridian Capital Group, LLC, a commercial real estate finance, investment sales and retail leasing advisor, since April 2024

o   PollyEx, Inc., a mortgage industry services provider, since March 2022

Other Public Company Directorships
• Current o None
• Past Five Years o Home Point Capital Inc.
Skills, Experiences and Attributes
Strategic Leadership and Management

Financial Services Industry

Accounting and Financial Literacy

Risk Management

Capital Markets/Mergers & Acquisitions

Public Company Board and Corporate Governance

Government Relations, Regulatory or Legal

Human Capital Management

Environmental, Social and Governance Matters

Technology and Innovation

Roy Guthrie Independent Director Since: 2018 (Independent Lead Director) Age: 71 Committees: • Audit & Risk (Chair) • Compensation	Mr. Guthrie’s valuable expertise in financial services as well as extensive experience as an executive officer and director of public companies qualify him to serve as a Mr. Cooper Group director.
Professional Experience

•  Former Chairman of the Executive Committee of Renovate America, Inc. (a privately-held corporation), which provides an energy efficiency and renewable energy home improvement financing platform, from September 2018 to October 2019

o   Served as Chief Executive Officer from October 2017 to September 2018

•  Independent Lead Director:

o   Nationstar from July 2017 to July 2018

o   Mr. Cooper from July 2018 to March 2021 and since July 2024

•  Executive Vice President of Discover Financial Services, a direct banking and payment services company, from 2005 to 2012

o   Served as Chief Financial Officer from 2005 to 2011

o   Served as Treasurer from 2009 to 2010

•  President & Chief Executive Officer of CitiFinancial International, LTD, a consumer finance business of Citigroup Inc., from 2000 to 2004

o   Served on Management Committee

•  Chief Financial Officer of Associates First Capital Corporation from 1996 to 2000, while a public company

o   Served as a member of its Board of Directors from 1998 to 2000

Other Public Company Directorships
• Current o OneMain Holdings, Inc. o Synchrony Financial
• Past Five Years o Cascade Acquisition Corp. o Lifelock, Inc.
Skills, Experiences and Attributes

Strategic Leadership and Management

Financial Services Industry

Accounting and Financial Literacy

Risk Management

Capital Markets/Mergers & Acquisitions

Public Company Board and Corporate Governance

Government Relations, Regulatory or Legal

Human Capital Management

Daniela Jorge Independent Director Since: 2022 Age: 53 Committee: • NCG

Ms. Jorge is a consumer technology executive with experience leading product design at recognizable Fin-tech brands. She is an expert at deepening the customer experience through emerging technologies and is noted for her customer-centricity and cross-functional leadership. Ms. Jorge is a transformational leader with success unlocking the business value of design to fuel profitable growth. She has deep expertise in customer success and using data to enhance customer relationships and broaden product offerings, all of which qualifies her to serve as a Mr. Cooper Group Director.

Professional Experience

•  Senior Vice President & Chief Design Officer at Capital One Financial Corporation, a financial services holding company, since June 2023

•  Chief Design Officer at PayPal, a leading financial technology company and online payments system, from November 2020 to May 2023

o   Previously served as Vice President of Design and Research from April 2016 to November 2020

•  Vice President of Digital Design and User Experience at AT&T Inc. from April 2014 to April 2016

•  Various senior leadership roles at:

o   eBay Inc.

o   Intuit Inc.

o   Yahoo!

o   Kaiser Permanente

o   Kodak

•  Serves on the Board of Directors of BayBrazil, a non-profit technology community

•  Serves as a board advisor at Loft Brasil, Tecnologia LTDA, a privately-held Brazilian real estate technology company

Other Public Company Directorships
• Current o None
• Past Five Years o None
Skills, Experiences and Attributes
Strategic Leadership and Management
Financial Services Industry
Accounting and Financial Literacy
Human Capital Management
Technology and Innovation
Branding and Marketing

Shveta Mujumdar Independent Director Since: 2020 Age: 46 Committee: • NCG

Ms. Mujumdar has extensive strategy, mergers & acquisitions, and operational experience. Her career has spanned multiple industries including financial services, education, and technology, specifically software and consumer internet. She is a transformational leader, and her financial acumen has helped her to scale businesses through strategy and mergers & acquisitions. She has experience in driving a customer-obsessed and product innovation-oriented culture, all of which qualifies her to serve as a Mr. Cooper Group Director.

Professional Experience

•  Senior Vice President, Corporate Development for Intuit, Inc., a business and financial software company, since February 2022

•  Head of Corporate Development for Block, Inc. (formerly Square, Inc.), a financial services and digital payments company from November 2021 to February 2022

•  Vice President, Corporate Development for Intuit, Inc. from September 2016 to November 2021

•  Vice President, Corporate Development for Lynda.com from February 2013 until its acquisition by LinkedIn in May 2015

o   Continued as a consultant for LinkedIn until August 2015

•  Various senior-leadership roles at:

o   QuinStreet

o   LiveNation/Ticketmaster

o   Goldman Sachs Group

o   Deloitte

•  Member of the Board of the Children’s Discovery Museum

Other Public Company Directorships
• Current o None
• Past Five Years o None
Skills, Experiences and Attributes
Strategic Leadership and Management
Financial Services Industry
Accounting and Financial Literacy
Capital Markets/Mergers & Acquisitions
Technology and Innovation

Tagar Olson Independent Director Since: 2015 Age: 47 Committee: • Compensation (Chair)

Mr. Olson’s extensive experience in corporate financings, mergers, acquisitions, investments and strategic transactions, his relationships in the investment banking and private equity industries and his experience in identifying potential merger & acquisition candidates qualify him to serve as a Mr. Cooper Group director.

Professional Experience

•  Founder of Integrum Holdings LP, an investment firm focused on partnering with technology-enabled services companies, since 2021

o   Management Committee member

o   Investment Committee chair

•  Partner at KKR from 2002 to December 2019

o   Served as head of financial services and hospitality and leisure industry teams

o   Served as member of:

•  Investment Committee (America’s Private Equity platform)

•  Portfolio Management Committee (America’s Private Equity platform)

•  Global Investment, Markets and Distribution Committee

o   Played significant role in many other financial services sector investments

•  Previous role at Evercore Partners Inc.

•  Co-founder of the DHPS Foundation, a charitable organization dedicated to the research and treatment of rare genetic diseases

•  Serves on the boards of directors of a number of privately-held companies

Other Public Company Directorships
• Current o None
• Past Five Years o None
Skills, Experiences and Attributes

Strategic Leadership and Management

Financial Services Industry
Accounting and Financial Literacy
Risk Management
Capital Markets/Mergers & Acquisitions
Public Company Board and Corporate Governance
Human Capital Management
Environmental, Social and Governance Matters
Technology and Innovation

Steve Scheiwe Independent Director Since: 2012 Age: 64 Committees: • Audit & Risk • Compensation

Mr. Scheiwe’s high level of financial literacy, broad experience serving as a board member of public and private companies, his experience in mergers, acquisitions and financing, his legal acumen and his experience serving on audit committees qualify him to serve as a Mr. Cooper Group director.

Professional Experience

•  President of Ontrac Advisors, Inc., a privately-held company which offers analysis and management services to private equity groups, privately held companies and funds managing distressed corporate debt issues, since 2001

•  Serves on the Board of Directors of:

o   Penn Treaty American Corporation, a privately-held company operating through three insurance company subsidiaries, since August 2022

o   Atlas Financial Holdings, Inc., a former publicly-traded company offering commercial automobile insurance, since August 2022

•  Previously served on the boards of directors of several other public and privately-held companies in the last ten years

Other Public Company Directorships
• Current o None
• Past Five Years o Alimco Financial Corporation o Atlas Financial Holdings, Inc. o F45 Training Holdings Inc. o Verso Corporation

Skills, Experiences and Attributes
Strategic Leadership and Management
Financial Services Industry
Accounting and Financial Literacy
Risk Management
Capital Markets/Mergers & Acquisitions
Public Company Board and Corporate Governance
Government Relations, Regulatory or Legal
Human Capital Management
Environmental, Social and Governance Matters
Technology and Innovation

CORPORATE GOVERNANCE

We believe that good corporate governance promotes the long-term interests of our stockholders, strengthens our Board and management accountability and leads to better business performance. We are committed to maintaining strong corporate governance practices and will continually evaluate these practices. Additionally, we value our stockholders’ continued interest and feedback and are committed to maintaining an active dialogue to understand the priorities and concerns of our stockholders on a variety of topics, as well as to understand stockholders’ perspectives on our executive compensation program, our decision-making processes, our disclosure and recent trends and events. This outreach program ensures that our Board considers the issues that matter most to our stockholders so we can address them effectively. Below are some highlights of our corporate governance practices.

Unclassified Board	Stockholder Right to Call Special Meetings and Act by Written Consent of Majority

Majority Independent Director Nominees	Year-Round Stockholder Engagement Process

Independent Lead Director	Board Risk Oversight

Majority Voting for Directors with Resignation Policy	Stock Ownership Guidelines for Officers and Directors

Director Attendance at >75% Of Meetings	Executive Succession Planning Process

100% Board Attendance at 2024 Annual Meeting	Anti-Hedging/Pledging Policy

Independent Directors Meet without Management Present	Annual Review of Committee Charters and Governance Guidelines

Annual Say-on-Pay Vote	Annual Board and Committee Evaluations

CEO Evaluation Process	Demonstrated Board Refreshment

Board Continuing Education Program	Code of Conduct for Directors, Officers and Employees

Key Areas of Board Oversight

Our Board is responsible for, and committed to, the oversight of the business and affairs of our Company. In carrying out this responsibility, our Board advises our senior management to help drive success for us and for long-term value creation for our stockholders. Our Board discusses and receives regular updates on a wide variety of matters affecting us. Our Board met 11 times in 2024.

Governing Documents

The following primary documents make up our corporate governance framework:

•	Corporate Governance Guidelines

•	Audit & Risk Committee Charter

•	Compensation Committee Charter

•	Nominating & Corporate Governance Committee Charter

•	Code of Business Conduct and Ethics

•	Code of Ethics for our CEO and Senior Financial Officers

These documents are accessible on our website at www.mrcoopergroup.com by clicking on “Governance” under the “Investors” tab. You may also obtain a free copy of any of these documents by sending a written request to Mr. Cooper Group Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary. Any substantive amendment to or grant of a waiver from a provision of our codes of ethics requiring disclosure under applicable Securities and Exchange Commission (“SEC”) or NASDAQ rules will be posted on our website.

Corporate Governance Guidelines

This document sets forth the Company’s primary principles and policies regarding corporate governance. The Corporate Governance Guidelines are reviewed from time to time as deemed appropriate by the Board. The matters covered by the Corporate Governance Guidelines include the following:

Board Leadership	Board and Committee Compensation

Size of the Board	Board Self-Evaluation

Board Membership Criteria	Strategic Direction of the Company

Other Public Company Directorships	Board Access to Management

Independence of Directors	Attendance of Management at Board Meetings

Ethics and Code of Conduct	Director Interaction with Outside Constituencies

Conflicts of Interest	Confidentiality

Director’s Change of Job Responsibility	Board Orientation and Continuing Education

Director Retirement Age and Tenure	Director Attendance at Annual Meetings of Stockholders

Director Resignations	Succession Planning

Executive Sessions for Non-Management and Independent Directors	Leadership Development, including Evaluation of the Chief Executive Officer

Board’s Role in Risk Oversight

Senior management has the responsibility to develop and implement our strategic plans and to identify, evaluate, manage and mitigate the risks inherent in those plans. It is the responsibility of the Board to understand and oversee our strategic plans, the associated risks and the steps that our Chief Risk & Compliance Officer and senior management are taking to manage and mitigate those risks. The Board takes an active approach to its role in overseeing the development and execution of our business strategies as well as its risk oversight role. This approach is bolstered by the Board’s leadership and committee structure, which ensures proper consideration and evaluation of potential enterprise risks by the full Board. In addition to receiving information from its committees, the Board also receives updates directly from Mr. Bray, who due to his position as both Chairman of the Board and Chief Executive Officer of the Company, effectively communicates with other members of management and updates the Board on important aspects of our operations. As part of its strategic risk management oversight, the full Board conducts several reviews throughout the year to ensure that our strategy and risk management is appropriate and prudent, including:

•	A comprehensive annual review of our overall strategic plan with updates throughout the year.

•	Direct discussions with our Chairman and Chief Executive Officer in executive sessions held at our Board meetings about the state of the business.

•	Reviews of the strategic plans and results for our business segments, including the risks associated with these strategic plans, at Board meetings during the year.

•

Reviews of other strategic focus areas for the Company, such as innovation, including our mortgage-centric artificial intelligence capabilities, information technology, ESG initiatives, cybersecurity and organizational management.

•	The Board also has overall responsibility for leadership succession for our most senior officers and our Board and reviews succession plans on an ongoing basis.

•

Annual review of the conclusions and recommendations generated by management’s enterprise risk management process. This process involves a cross-functional group of the Company’s senior management and the Internal Audit team who identify on a continual basis current and future potential risks facing the Company and provide direction on actions to appropriately manage and mitigate those potential risks. In conjunction with our enterprise risk management process, management also analyzes emerging cybersecurity threats and data privacy laws, as well as our plans and strategies to address them.

The Board has delegated certain risk management oversight responsibilities to specific Board committees, each of which reports regularly to the full Board as follows:

Information Security, Cybersecurity and Data Privacy

Maintaining the privacy and security of the information we create and receive about the Company, our team members, customers, vendors and others is a component of our enterprise risk management program. We have systems in place to safely receive and store that information and to detect, contain and respond to data security incidents. While everyone at Mr. Cooper Group plays a part in information security and data privacy, oversight responsibility is shared by the Board, its committees and management. For additional information on our Information Security program please see “Environmental, Social and Governance – Information Security” on page 34.

Responsible Party	Oversight area

Board	Oversight of these topics within the Company’s enterprise-wide risk management program

Audit & Risk Committee	Primary oversight responsibility for information security and cybersecurity, including internal controls designed to mitigate risks related to these topics

Management

Our Chief Information Security Officer, Chief Risk & Compliance Officer, Chief Innovation & Digital Officer and senior members of our information security, enterprise risk management and compliance teams are responsible for identifying and managing risks related to these topics and promptly reporting to the Audit & Risk Committee and/or the full Board

Our program and practices in these areas include the following:

•

Frequent Board and Committee Education. Management provides regular updates to the Board and the Audit & Risk Committee on these topics throughout the year, including an information security program review.

•

Systems and Processes. We use a combination of industry-leading tools and technologies to protect the Company and the personal information we maintain and operate a proactive threat intelligence program to identify and assess risk.

•	Understanding Evolving Threats. Our information security team works to understand evolving threats and industry trends.

•

Tabletop Exercises. We engage in tabletop exercises to simulate real-life cybersecurity and data privacy threats to provide our management team with the opportunity to practice crisis response and implement policies and processes.

•

Operations Based on Best Practices. We have adopted the National Institute of Standards and Technology (NIST) Cybersecurity Framework to better understand, manage, and reduce our cybersecurity risk and protect our networks and data.

•

Program Evaluation and Testing. In addition to our internal evaluation and audit of our information security programs, we engage external experts, including cybersecurity assessors, consultants and auditors, to evaluate and test our risk management systems.

•	Data Privacy Program. We have invested in resources and technology to meet the evolving data privacy regulatory requirements.

•

Regular Training and Compliance Activities for Our Team Members. Our team members receive training to understand the behaviors necessary to protect company and personal information and receive training on privacy laws and requirements. We also offer ongoing practice and education for team members to recognize and report suspicious activity, including phishing campaigns.

Insider Trading Policies and Procedures
Our Insider Trading Compliance Program is designed to promote compliance with insider trading laws, rules, and regulations, as well as applicable listing standards. Among other things, our insider trading program generally prohibits officers, directors, team members, consultants and other covered persons from engaging in any transaction of Company securities while aware of material non-public information relating to the Company and its subsidiaries and prohibits “tipping” or otherwise passing on material non-public information about the Company to any other person. The program also implements quarterly trading windows and pre-clearance requirements for all Directors, Section 16 officers, senior officers and other team members that are designated by our Chief Executive Officer, in consultation with our Chief Financial Officer and Chief Legal Officer, in order to reduce the likelihood of trading at times with significant risk of insider trading exposure. In addition, with regard to the Company’s trading in its own securities, it is the Company’s policy to comply with the federal securities laws and NASDAQ listing rules.
A copy of our Insider Trading Compliance Program can be found as Exhibit 19 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Criteria and Procedures for Selection of Director Nominees
Although the Board retains ultimate responsibility for nominating members for election to the Board, the NCG Committee conducts the initial screening and evaluation process. As provided in our Corporate Governance Guidelines, director nominees, including those directors eligible to stand for re-election, are selected based upon requirements of applicable laws and NASDAQ listing standards and among other things, the following factors:

Strength of Character	Business Experience and Areas of Expertise	Judgment	Composition of the Board	Time Availability and Dedication	Conflicts of Interest
Although the NCG Committee does not have a formal policy on diversity when considering candidates, the NCG Committee appreciates the benefits that a diverse range of perspectives can bring to a board of directors. In the past six years, the Board appointed four directors, who have diverse skills, experience and backgrounds, which reflects the importance of diversity to the Board. Currently, 29% of our directors identify as women, and 29% identify as ethnically diverse. In conducting the screening and evaluation of potential director nominees, the NCG Committee considers candidates recommended by directors and our management, as well as recommendations from our stockholders. In 2024, the NCG Committee engaged a third-party search firm to assist with identifying candidates for a vacant board position, who subsequently identified and recommended Mr. Bon Salle to the NCG Committee. Upon recommendation of the NCG Committee, the Board appointed Mr. Bon Salle to our Board.
To recommend a candidate for election to the Board, a stockholder must submit the information required by our Bylaws, including, among other things, the following information, to Mr. Cooper Group Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary, generally not less than 90 days nor more than 120 days in advance of the one-year anniversary of the date on which our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders:

•	the name, age, business and residence address and the principal occupation and employment of the nominee;

•	a completed written questionnaire regarding the background and qualification of the nominee;

•	the nominee’s consent to being named in the proxy statement as a nominee and all information that would be required to be disclosed in a proxy statement or other filings about the nominee;

•
a written representation and agreement regarding voting arrangements that have not been disclosed; compliance with applicable laws; intention to serve a full term if elected and that the nominee will provide true, correct and non-misleading information in all material respects; and

•	a description of all monetary arrangements during the past three years and any other material relationships between the nominee and a stockholder.
In considering candidates recommended by stockholders, the NCG Committee will take into consideration the needs of the Board and the qualifications of the candidate.
Board Leadership Structure
We have a strong and active Board composed predominantly of independent directors who understand our business and who work closely with our Chairman & Chief Executive Officer and other members of senior management. The Board has no fixed policy on whether to have an independent chairman. Currently, Jay Bray, our Chief Executive Officer, serves as Chairman of the Board. Our Board has determined that, at this time, this current structure, with a combined Chairman & Chief Executive Officer role and an Independent Lead Director, is in the best interests of the Company and its stockholders. The Board believes the combined role of Chairman of the Board & Chief Executive Officer promotes unified leadership and execution of our strategic plan, facilitates information flow between management and the Board and enables Mr. Cooper Group to benefit from Mr. Bray’s significant institutional and industry knowledge and experience. This combined role is both supplemented and enhanced by the effective oversight and independence of our Board and the leadership provided by our Independent Lead Director. Our independent directors have appointed Roy Guthrie, who has extensive leadership experience in the financial services industry, to serve as Independent Lead Director.
The Independent Lead Director has broad responsibility and has authority to:

•	serve as chair during executive sessions of the Board;

•	call meetings of the independent directors when necessary;

•	preside at meetings of the Board when the Chairman is not present;

•	act as liaison between the Chairman & Chief Executive Officer and the Board;

•	manage intra-board relationships;

•	set meeting agendas; and

•	if requested by major stockholders, ensure that he is available for consultation and direct communication.
In general, our Independent Lead Director serves as the liaison between our Chairman and our independent directors. He is available to consult with our Chairman about the concerns of the Board and is available to consult with senior management regarding their concerns. Having an Independent Lead Director fosters a Board culture of open discussion and deliberation, with a thoughtful evaluation of risk, to support sound decision-making. It encourages communication among the directors, and between management and the Board, to facilitate productive working relationships. Working with our Chairman and other Board members, our Independent Lead Director also ensures there is an appropriate balance and focus among key Board responsibilities such as strategy development, review of operations, risk oversight and management succession planning. The Board believes it is important to maintain flexibility with the Board’s leadership structure. The Board will continue to annually review its leadership structure and exercise its discretion in recommending an appropriate and effective framework to assure effective governance and accountability, taking into consideration the needs of the Board and the Company.
Independent Directors
We recognize the importance of
having
an independent Board that is accountable to Mr. Cooper Group and its stockholders. Accordingly, our Corporate Governance Guidelines provide that a majority of our directors shall be independent in accordance with NASDAQ listing standards. Currently, nearly 86% of our Board is independent.

Board, Committee and Annual Meeting Attendance

The Board held 11 meetings during 2024. Each director attended at least 75% of the total number of meetings of the Board and committees held during the period he or she served. Directors are invited and encouraged but are not required to attend our annual meeting of stockholders. In 2024, all of our directors attended our annual meeting of stockholders.

Presiding Non-Management Director and Executive Sessions

Our non-management and independent directors meet in executive session without management at least twice per year. Our Independent Lead Director presides at each executive session.

Committees of the Board

The Board currently has three principal standing committees – Audit & Risk, Compensation and NCG. The Board, upon recommendation from the NCG Committee, reviews committee assignments and determines whether rotation of committee members and committee chairs is appropriate to introduce fresh perspectives and to broaden and diversify the views and experiences represented on the committees. The Board has determined that each member of these committees is “independent” as defined under NASDAQ’s listing standards and for the purpose of the committees upon which such directors serve.

Nominating & Corporate Governance Committee

Andrew Bon Salle, Chair

The current members of the NCG Committee are Andrew Bon Salle, Daniela Jorge and Shveta Mujumdar. Each member of our NCG Committee is “independent” as defined under NASDAQ’s listing standards. The NCG Committee met three times in 2024.

The NCG Committee’s purpose is to:

•	assist the Board in identifying individuals qualified to serve as members of the Board and its committees;

•	develop and recommend to the Board a set of corporate governance guidelines for the Company;

•	oversee the evaluation of the Board and its committees;

•	review, approve or ratify related-party transactions and other matters which may pose conflicts of interest; and

•	otherwise taking a leadership role in shaping our corporate governance.

A copy of the NCG Committee Charter is available on our website. For more information about the process for identifying and evaluating nominees for director, see the “Corporate Governance – Criteria and Procedures for Selection of Director Nominees” section above.

Audit & Risk Committee

Roy Guthrie, Chair

The current members of the Audit & Risk Committee are Roy Guthrie, Andrew Bon Salle and Steven Scheiwe. The Board has determined that (a) each is “independent”, (b) each is financially literate, and (c) Mr. Guthrie is an “audit committee financial expert,” as these terms are defined by the Securities Exchange Act of 1934 (the “Exchange Act”) and NASDAQ. The Audit & Risk Committee met five times in 2024.

The Audit & Risk Committee’s purpose is to assist the Board in its oversight of:

•	our accounting and financial reporting processes and the audits of our financial statements;

•	the qualifications, independence and performance of our independent registered public accounting firm;

•	our internal audit function and the performance of our internal accounting and financial controls;

•	risk management, including information security and cyber risks; and

•	our compliance with legal, ethics and regulatory requirements.

A copy of the Audit & Risk Committee’s Charter is available on our website.

Compensation Committee

Tagar Olson, Chair

The current members of the Compensation Committee are Tagar Olson, Roy Guthrie and Steve Scheiwe. Each member of our Compensation Committee is “Independent” as defined under NASDAQ’s listing standards. All directors are also “non-employee” directors as defined in Rule 16b-3(b)(3) under the Exchange Act. The Compensation Committee met seven times in 2024.

The Compensation Committee’s purpose is to:

•	discharge the Board’s responsibilities relating to the compensation of our Chairman & Chief Executive Officer and other executive officers;

•	oversee our compensation policies and programs for our executive officers and directors of the Board;

•	review and discuss with management our compensation discussion and analysis to be included in our annual proxy statement and annual report filed with the SEC; and

•	prepare the Compensation Committee Report as required by the rules of the SEC.

A copy of the Compensation Committee Charter is available on our website. For additional information regarding the Compensation Committee’s processes and procedures for consideration of director compensation and executive compensation see “Director Compensation” and “Compensation Discussion and Analysis,” respectively.

Incentive Awards Committee

The Compensation Committee has delegated to the Incentive Awards Committee, which consists of Jay Bray, our Chairman & Chief Executive Officer, the authority to make certain awards under our incentive compensation plan to our employees who are not executive officers.

Compensation Advisor

The Compensation Committee has the authority, in its sole discretion, to retain and terminate compensation advisors, including approval of the terms and fees of any such arrangement. In February 2024, the Compensation Committee retained Korn Ferry (US) (“Korn Ferry”) to serve as the Compensation Committee’s independent compensation advisor. Total fees paid to Korn Ferry by the Company for Executive and Director Compensation consulting services were approximately $202,500. During 2024, Korn Ferry did not perform other services for the Company. Additionally, based on (a) standards promulgated by the SEC and NASDAQ to assess compensation advisor independence, which are identified in the Compensation Committee’s Charter and (b) the analysis conducted by Korn Ferry in its independence review, the Compensation Committee concluded that Korn Ferry is an independent advisor to Mr. Cooper Group and that the work performed by Korn Ferry did not raise any conflicts of interest. For more information on the compensation advisor, see “Role of Compensation Advisor” in the “Compensation Discussion and Analysis” section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

There is not, nor was there during 2024, any compensation committee interlock or insider participation on the Compensation Committee.

Board and Committee Evaluations

Our Board is committed to continuous improvement and recognizes the importance of a robust evaluation process to enhance board performance and effectiveness. Our NCG Committee oversees the annual performance evaluation of the Board and ensures that each of the Board’s committees conducts an annual self-evaluation. The NCG Committee typically engages an external evaluator to facilitate the assessment process either through administering questionnaires or through an active individual Director interview process. In general, covered areas for the assessments include Board alignment, governance, strategy, risk management, culture, composition, information received, meetings and leadership. In 2024, the NCG Committee engaged an outside law firm to conduct in-depth individual interviews to assist in candid discussions to identify and promote areas for improvements, as well as successes. Upon completion of the individual director interviews, the outside law firm synthesized the Directors’ assessments and reported the findings to our Chief Legal Officer, who (a) discussed the findings with the Lead Director and NCG Committee and (b) led a discussion in a closed session with the full Board. The Board then identified successes and areas for improvement and established goals for the upcoming fiscal year.

2024 Evaluations: A Multi-Step Process:

Communications with the Board

Any Mr. Cooper Group stockholder or other interested party who wishes to communicate with the Board or any of its members, including our Independent Lead Director, may do so by writing to: Board of Directors (or one or more named directors) c/o Mr. Cooper Group Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary. Relevant communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unrelated to the duties and responsibilities of the Board will not be forwarded, such as annual report requests, business solicitations, advertisements and job inquiries. Any communication that is screened as described above will be made available to any director upon his or her request.

Communications with the Audit & Risk Committee

Complaints and concerns relating to our accounting, financial reporting, internal accounting controls or auditing matters (together, “Accounting Matters”) should be communicated to the Audit & Risk Committee of the Board. Any such communications may be made on an anonymous basis. Employee concerns or complaints may be reported to the Audit & Risk Committee through a third-party vendor, The Network, Inc., which has been retained by the Audit & Risk Committee for this purpose. The Network, Inc. may be contacted toll-free at 866-919-3222 or via NAVEX Global’s website at www.mrcooper.ethicspoint.com. Outside parties, including stockholders, may bring issues regarding Accounting Matters to the attention of the Audit & Risk Committee by writing to: Audit & Risk Committee c/o Executive Vice President & Chief Legal Officer, Mr. Cooper Group Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019.

All complaints and concerns will be reviewed under the direction of the Audit & Risk Committee and oversight by the Chief Legal Officer and other appropriate persons as determined by the Audit & Risk Committee. The Chief Legal Officer reports to the Audit & Risk Committee on such communications.

Stockholder Engagement

We believe that effective corporate governance includes regular, active dialogue with analysts, stewardship teams, investors in our equity and senior notes, and other market participants, and we consider their feedback on our executive compensation program, governance, board as well as the Company’s strategy, financial results and disclosures, and industry and market trends.

Director Compensation

The Compensation Committee seeks outside advice from its compensation advisor on market practice and reviews independent director compensation to confirm the compensation we offer is market appropriate without being excessive. Under this assessment, the Compensation Committee determines if it should recommend that the Board make any changes to the compensation for our independent directors. Based on this assessment, the Compensation Committee recommended that the Board approve a slight increase to our Directors’ annual equity component to align the total compensation (cash and equity) with the market median. Based on this assessment and recommendation, the Board increased the Directors’ annual equity award from $110,000 to $125,000. The independent director fees are payable in semi-annual installments in arrears, based on the following framework for 2024:

Cash Retainer	Lead Director	Audit & Risk Committee Chair	Compensation Committee Chair	NCG Committee Chair	Audit & Risk Committee Member	Compensation Committee Member	NCG Committee Member	Annual Equity Award

$125,000	$85,000	$85,000	$60,000	$45,000	$35,000	$25,000	$20,000	$125,000

Our Directors had the following responsibilities in 2024:

Name	Independent Lead Director	Audit & Risk Committee	Compensation Committee	NCG Committee

Roy Guthrie	X(1)	C	M(1)

Daniela Jorge		M

Shveta Mujumdar				M

Tagar Olson			C

Steven Scheiwe		M		M

Former Directors:

Busy Burr(2)			M

Mike Malone(3)	X		M	C
(X denotes Independent Lead Director; C = Committee Chair; M = Committee Member)

(1)	On July 23, 2024, the Board appointed Roy Guthrie as a member of the Compensation Committee and to serve as Independent Lead Director due to the vacancies created by the passing of Mike Malone.

(2)	Busy Burr resigned from our Board of Directors effective January 31, 2025.

(3)	Mike Malone passed away on June 7, 2024.

All of our independent directors received a grant of $125,000 restricted stock units on May 23, 2024, the date of our 2024 Annual Meeting of Stockholders, which vest on May 22, 2025. The independent directors have the option to defer the date that some or all vested restricted stock units are converted into shares of common stock and delivered to the director. Our 2019 Omnibus Incentive Plan (“Omnibus Incentive Plan”) places an aggregate yearly limit of $750,000 for the value of awards that can be granted together with cash fees paid to our independent directors.

The following table sets forth certain information regarding the compensation paid in 2024 to our independent directors.

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)

Andrew Bon Salle	–	–	–

Roy Guthrie	240,356	125,000	365,356

Daniela Jorge	160,000	125,000	285,000

Shveta Mujumdar	145,000	125,000	270,000

Tagar Olson	185,000	125,000	310,000

Steven Scheiwe	180,000	125,000	305,000

Former Directors:

Busy Burr	150,000	125,000	275,000

Mike Malone	169,075	125,000	294,075

(1)	Represents fees actually paid in 2024.

(2)	On May 23, 2024, each independent director received 1,499 restricted stock units which vest on May 22, 2025.

(3)

Represents the aggregate grant date fair value, as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation—Stock Compensation excluding the effect of estimated forfeitures during the applicable vesting periods of restricted stock units granted to each of the independent directors. The aggregate number of stock awards outstanding on December 31, 2024, for our directors can be found in the “Security Ownership of Certain Beneficial Owners” section below.

Fees to independent directors may be made by issuance of Mr. Cooper Group common stock, based on the value of common stock at the date of grant, rather than in cash, provided that any such issuance does not prevent a director from being independent and the shares are granted pursuant to a stockholder approved plan. Directors who are also our employees receive no additional compensation for their services on the Board. All members of the Board are reimbursed for reasonable costs and expenses related to attending Board or committee meetings or other meetings with management and for expenses related to director education programs.

Director Stock Ownership Guidelines

Our stock ownership guidelines provide that non-employee directors are expected to accumulate, within five years of their election to the Board, shares of Mr. Cooper Group stock equal in value to at least five times the amount of their annual cash retainer. Shares counted toward these guidelines include any shares held by the director directly or indirectly, including deferred vested awards and unvested restricted stock units. Our Board established this particular level of stock ownership for our non-employee directors to have the interests of our non-employee directors aligned with the investment interests of our stockholders.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (“ESG”)

Our Board oversees ESG-related risks and opportunities relating to our business and long-term strategy. Our EVP & Chief Experience Officer raises relevant ESG topics to the Board on an ongoing basis.

Environmental Practice

We are committed to conducting operations and activities in a manner that provides and maintains safe and healthful working conditions, protects the environment and conserves natural resources. We maintain practices so that our operations are managed and operated in compliance with applicable laws and regulations. As part of our green initiatives, we promote environment-friendly solutions within our buildings, including a recycling program and a reduction in paper products. Our corporate headquarters building is Energy Star Certified and Leadership in Energy and Environmental Design (LEED) Certified by the United States Green Building Council (USGBC). Our offices in India have launched several environmental initiatives, including aerator installation for water efficiency, switching to bamboo tissue paper and utilizing electric vehicles for team member transportation. Five years ago, we shifted more than 95% of our team to remote work allowing us to consolidate the space utilized by essential workers in our office buildings. In late 2024, we executed an agreement to reduce our office footprint by an additional 240,000 square footage by February 2025 as we have continued to prioritize our home-centric approach. This reduction in utilized square footage resulted in lower total energy use in our office buildings and significantly decreased the amount of paper printing, which has continued through 2024. Our team members continue to operate in a home-centric model of work that encourages the routine use of technology for meetings and presentations as opposed to printing paper handouts and reduces the environmental impacts associated with daily employee commuting.

For our customers, we actively encourage electronic communications including campaigns tied to customers choosing to go “paperless.” In 2024, we continued our tradition of organizing a paperless campaign for customers. As of the end of 2024, more than 86% of our customers have a registered digital account with us and more than 55% of our customers have signed up for paperless communications as a result of our efforts to encourage digital communication.

Social Responsibility

Social Responsibility plays an important role in our business as we aim to foster our team culture, meet the evolving needs of our customers and be good stewards of our communities. We are grounded in a set of three intangible core values – being challengers of convention, champions for our customers and cheerleaders for our team.

For Our Team Members

We want our approximately 7,900 team members across the U.S. and India to be engaged and inspired by purposeful work. Our most recent engagement survey, which led to our sixth consecutive Great Place to Work certification and inclusion on the 2024 Great Place to Work and Fortune Best in Financial Services and Insurance and Best Workplaces in Texas and India lists, shows how these intentional efforts are making a difference, with 88% of survey participants having said that Mr. Cooper Group is a great place to work.

Over the last few years, we have cultivated a people-first culture, utilizing team member feedback to drive new initiatives and have focused on the following:

•

Talent Development: We invest in attracting, developing and retaining the best talent, and we know that focusing on holistic training, development and onboarding experiences will continue to be key in our journey from better to best. Over the past year, our team members completed nearly 410,000 hours of training across a broad range of categories, including leadership, professional skills and performance management. Ensuring we have the next generation of leaders ready to take on more comprehensive roles is also a priority for our development initiatives. Comprehensive talent reviews across the organization are conducted annually to ensure we have ready successors for our most important roles.

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Performance Management: To drive transparency in ratings and team member performance, our performance management process is based on a five-point scale, which simplifies the review process and makes it easier for team members to evaluate themselves, while improving the process for managers in evaluating their teams. In the evaluation and goal setting processes, every team member has strategic goals that align with our priorities. Additionally, every team member is rated on our three core values, helping to ensure that all team members are striving to reflect our values every day through their work. Leaders are also encouraged to have more frequent touchpoints to share feedback on performance and create an open dialogue on career goals.

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Total Rewards: We are proud to offer team members competitive pay and a variety of benefits to attract and retain top talent. To provide more insight into the value of all benefits they receive from compensation to medical benefits, each team member has access to a personalized Total Rewards statement, which provides a simple, complete picture of a team member’s pay, medical benefits, life insurance, retirement plan, tax-free spending accounts, family benefits, career development opportunities and more.

o

Compensation: We abide by a pay for performance philosophy, which is a model in which rewards are linked to a team member’s performance. Rewards are differentiated, which results in top performers receiving higher rewards, showing team members they are being compensated based on their individual contributions. To ensure our compensation practices are fair and market competitive, we evaluate our pay ranges every year using data from several industry surveys.

o

Attractive Benefits: We believe that our benefits help us to attract and retain top talent, including some of the following offerings – Healthcare Exchange, which provides a choice of competitive insurance options; Team Member Mortgage Loan Program; Down Payment Assistance Program; Student Debt Repayment Program; Fertility and Adoption Benefits; and a Team Member Relief Fund, which is a Company-funded program that provides cash grants to our team members who may be experiencing catastrophic disasters or personal hardship.

In Our Communities

Alongside government and non-profit housing organizations, in 2024, we regularly partnered with local communities to connect with homeowners to assist with their housing questions and provide helpful resources. We also encourage team members to volunteer their time and efforts to support their local communities through Company initiatives.

As the country’s largest servicer, we are committed to working alongside other industry leaders to ensure we keep the dream of homeownership alive. We have continued to play an active role in industry and housing policy conversations focused on supporting homeowners as the country has come out of the COVID-19 pandemic. We are proud to participate in the U.S. Department of the Treasury Homeowner Assistance Fund (“HAF”) Program, which was designed to prevent mortgage delinquencies and defaults, foreclosures, loss of utilities or home energy services, and displacement of homeowners experiencing financial hardship after January 21, 2020. Through the HAF Program, in 2024, we helped more than 8,550 customers get access to more than $120 million in funds.

We are also a premier sponsor of our local United Way and Habitat for Humanity events. We also encourage team members to volunteer with the non-profit organization(s) of their choice by providing all team members paid time off each year for volunteer activities. In 2024, our team came together to participate in nearly 60 volunteer events totaling more than 5,000 volunteer hours.

Information Security

Cyber Risk Management and Strategy

Our cyber risk management and strategy has been incorporated into our compliance and risk management program across a number of verticals. For example, information security risk assessments are performed across our business processes, including, but not limited to, third-party services, vendors and systems that process sensitive data. We undergo external annual penetration assessments to evaluate susceptibility to attack, for example, through social engineering, application websites and system/network vulnerabilities. We aim to continuously evolve our information security program in response to the ever-changing landscape of best practices, industry-specific risks, company-specific risks, and potential threats. This evolution is also driven by validation tests in an effort to ensure our program remains robust and effective. In the wake of an October 2023 cybersecurity incident, we have prioritized implementation of enhanced safeguards consistent with our incident response process and further fortifying our commitment to information security.

We also have a process to evaluate third-party providers, which is designed to understand the potential risks and impact of threats to our supply chains as well as potential privacy risks associated with external data management. This process has multiple components and is designed to assess our providers performance across several domains, including data security, asset management, communications and operations management, access control, business continuity management, financial, and legal compliance.

Considering the complexity and evolving nature of cybersecurity threats, we engage with a range of external experts, including cybersecurity assessors, consultants, and auditors, in evaluating and testing our risk management systems. These engagements allow us to leverage specialized knowledge and insights, including leading industry practices, to better inform our cybersecurity strategies and processes. Our collaboration with these third parties includes audits, threat assessments, and consultations to enhance our security measures.

In addition, we undergo several compliance audits annually, which include a SOX compliance audit, a SOC1 audit and a SOC2 audit. Our approach to managing compliance-related risks includes maintaining a data loss prevention program, centralized compliance management, an identity management platform, ongoing Managed Security monitoring, threat and vulnerability monitoring, and information security risk insurance.

Governance Related to Cybersecurity Risks

Our Board conducts several reviews throughout the year in an effort to ensure that our cyber strategy and risk management is appropriate and prudent. It is the responsibility of the Board to understand and oversee our strategic plans, the associated risks, and the steps that our senior management team is taking to manage and mitigate those risks. Principal accountability in this domain is placed with our Chief Information Security Officer, who has approximately 25 years of experience in cybersecurity program design and implementation. Responsibility is shared by our Chief Risk & Compliance Officer, who has approximately 20 years of leadership experience in the financial services sector with an extensive background in the mortgage industry, and our Chief Innovation & Digital Officer, who has approximately 20 years of experience leading technology and product engineering functions.

Our Enterprise Risk Committee reviews and discusses cybersecurity, information security and data privacy risks at regular intervals. A quarterly Enterprise Risk Committee meeting is chaired by our Chief Risk & Compliance Officer and includes information security briefings led by our Chief Information Security Officer.

We also hold quarterly Audit & Risk Committee meetings, during which our Board receives briefings on information security matters. Risks that are identified during these processes are reviewed by executive leadership and corrective action plans are established to address and manage the issues, as applicable and appropriate.

We believe in a proactive approach to enterprise risk management. A major tenet of our cybersecurity program includes training to educate and inform team members on cyber hygiene and threat management as well as regular testing to check for understanding. We have invested in technology and dedicated internal resources to facilitate training for application developers, conduct tabletop exercises, run anti-phishing campaigns, and train on privacy regulations. These training activities, along with other key risk indicators, are tracked and reported to our Enterprise Risk Committee on a quarterly basis.

EXECUTIVE OFFICERS

The following summarizes the business experience of our current executive officers other than Mr. Bray:

Michael Weinbach President Age: 51	Mr. Weinbach has more than 25 years in the financial services industry, with extensive experience in the mortgage industry.
Professional Experience

•   Company’s President since February 2024

o   Executive Vice President from January 2024 to February 2024

•   Advisor for MSW Advisors and McKinsey & Company from October 2022 to December 2023

•   CEO of Consumer Lending for Wells Fargo & Company from April 2020 to September 2022

o   Member of the firm’s Operating Committee, responsible for leading more than 40,000 team members focused on credit cards, merchant services and home, auto, student and personal lending

•   CEO of Chase Home Lending for JPMorgan Chase from November 2003 to April 2020

•   Prior leadership roles in consumer and business banking, mortgage servicing and auto finance, with oversight of sales, finance and operations

Kurt Johnson Executive Vice President & Chief Financial Officer Age: 55	Mr. Johnson has more than 25 years of experience in the mortgage-banking industry.
Professional Experience

•   Company’s Executive Vice President & Chief Financial Officer since March 2023

o   Executive Vice President & Chief Risk and Compliance Officer from April 2021 to March 2023

o   Executive Vice President & Chief Credit and Risk Officer from February 2021 to April 2021

o   Senior Vice President & Chief Credit Officer of Nationstar Mortgage LLC from July 2019 to February 2021

o   Senior Vice President of Nationstar Mortgage LLC from November 2015 to July 2019

◾ Led Project Titan, the Company’s initiative to enhance servicing technology

•   Senior leadership positions at OneWest Bank for six years

•   Assisted FDIC in developing a streamline modification program—the template for the Home Affordable Modification Program (HAMP)

Carlos Pelayo Executive Vice President & Chief Legal Officer Age: 56	Mr. Pelayo has more than 25 years of experience in the legal field, and has extensive experience in financial services, regulatory compliance, litigation, capital markets and transactional work.
Professional Experience

•   Company’s Executive Vice President & Chief Legal Officer since February 2023

•   Managing Director and Legal Executive for Merrill Lynch Wealth Management, a division of Bank of America, from December 2014 to February 2023

•   Managing Director and General Counsel for Barclays’ investment-driven private banking business in the Americas from May 2007 to December 2014

•   Senior Vice President, Legal for Lehman Brothers (prior to its acquisition by Barclays)

•   Senior Associate for Davis Polk & Wardwell LLP from 2001 to May 2007

•   Judicial Law Clerk for the Honorable Jan E. Dubois, United States Judge for the Eastern District of Pennsylvania from 1999 to 2000

Letter from Our Compensation Committee Chair

Dear Fellow Stockholders,

On behalf of the Compensation Committee, as we reflect on 2024, we are proud of our Company’s strong performance and track record of sustained portfolio growth. This is a testament to the Company’s execution capabilities, cultural commitment to serving customers and stakeholders, and consistent approach to investing in technology solutions that scale our platform and capabilities.

For our Committee, the past couple years have required careful consideration, and we wanted to take the opportunity to share with you our priorities and perspectives that informed our compensation-related decisions and actions, and why we continue to believe that our current program is well designed, incentivizes actions that will lead to long-term stockholder value creation and aligns pay with performance.

Engaging, Hearing and Responding to Our Stockholders

We take the feedback of our stockholders seriously, and were disappointed with the 68% support our say-on-pay proposal received at the 2024 Annual Stockholders Meeting. Our Board, including the members of this Committee, has long taken a proactive approach to stockholder engagement, which enables us to better understand stockholder perspectives and ensure your feedback is considered accordingly.

To continue and further demonstrate our commitment to aligning our compensation program with both our pay-for-performance philosophy and fulsome stockholder feedback, we have meaningfully expanded the ‘Compensation Discussion & Analysis’ section in this year’s proxy statement, including enhanced discussion of: (a) stockholder feedback heard and addressed in 2024; (b) our go-forward approach to one-time awards; and (c) a summary of how we have addressed stockholder feedback and evolved our pay practices over the past five plus years.

Adding Key Leadership Talent

In 2024, after a diligent search process, Michael Weinbach succeeded Chris Marshall as the Company’s President. Mr. Weinbach brings an extensive track record of senior leadership roles across consumer and mortgage banking. Our Management team and Board have already benefitted from Mr. Weinbach’s expertise as well as his people-first approach, which makes him well equipped to contribute to the next phase of our growth journey. Mr. Weinbach’s compensation, detailed in the CD&A below, is commensurate with the role and his experience.

Enhancing Alignment Between our Pay Practices and Long-Term Strategy & Performance

Over the past several years, the Committee and full Board have evolved our compensation program to a framework that aligns compensation with the achievement of well-defined financial and strategic goals and increased equity-based compensation. Recent changes to our performance stock unit (“PSU”) program reflect that evolution, including the: (a) elimination of the one-year vesting period and implementation of a three-year performance and vesting period, (b) incorporation of two evenly-weighted performance metrics – Tangible Book Value and Relative TSR (measured against companies of the S&P 1500 Financials Index) and (c) addition of a negative TSR cap such that if the Company’s TSR is negative during the performance period, the Relative TSR portion of the award is capped at target.

Rewarding Strong 2024 Performance

In assessing 2024 performance and determining final cash and equity incentive awards, the Committee recognized our Company’s outstanding performance against our financial and strategic objectives, which led to above target payouts on our annual cash incentive awards. The Committee also concluded that above target equity awards – the value of which is based on prior year performance – were appropriate for our CEO and CFO, given their contributions to our success, and notably for Mr. Johnson, his exceptional strategic performance in the Flagstar transaction, his responsibility for strategic transactions and his oversight of the smooth onboarding and transition of the Company’s President. The Committee remains focused on ensuring that target compensation opportunities remain appropriate, and that our pay outcomes reflect our pay-for-performance philosophy.

Thank you for your investment and continued confidence in Mr. Cooper Group.

Sincerely,

Tagar Olson, Chair

April 10, 2025

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides information regarding the executive compensation programs for the individuals that served as our Chief Executive Officer, Chief Financial Officer and our other named executive officers (“NEOs”) in 2024 as set forth below.

Name	Title

Jay Bray	Chairman and Chief Executive Officer

Kurt Johnson	Executive Vice President & Chief Financial Officer

Michael Weinbach	President

Carlos Pelayo	Executive Vice President & Chief Legal Officer

Michael Rawls	Executive Vice President – CEO Xome

Chris Marshall	Former Vice Chairman and President

On January 9, 2025, Michael Rawls announced his intention to retire as CEO of Xome effective June 30, 2025, and Chris Marshall, who ceased being an executive officer on February 1, 2024, joined Xome in January 2025 to lead its operations in a consulting role.

This CD&A provides discussion and analysis of our executive compensation framework, including (a) elements of pay, (b) 2024 performance of our NEOs and resulting incentive awards, (c) the process and rationale by which we determined these awards and (d) our compensation governance policies.

Executive Summary

Over the course of the past several years, the Compensation Committee, Board and management team have substantially reoriented our compensation program from a framework that was primarily cash-based and discretionary to a framework that directly aligns compensation with the achievement of well-defined financial and strategic goals and increases equity-based compensation. We believe this better aligns the interests of management with those of stockholders and provides the proper incentives for management to focus on long-term stockholder value. Our executive compensation program achieves this alignment by awarding a substantial majority of annual compensation in the form of variable performance-based incentives. In making its final compensation decisions for 2024, the Compensation Committee considered the following accomplishments during the fiscal year:

•	Generated $901 million pretax income, $899 million of pretax operating income(1) and $669 million net income, equivalent to $10.19 per diluted share.

•	Generated pretax servicing income of $1,237 million and grew the servicing portfolio by 57% to $1,556 billion in UPB (6.7 million customers), which was a faster pace than our major peers.

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Further enhanced the customer experience with process improvements and investments in automation, increasing digital engagement and successfully reducing the number of servicing calls per loan from 1.3 to 1.0 year-over-year.

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Originated $22.8 billion in funded volume and generated $185 million in pretax originations income, which compares favorably to the originations industry throughout 2024, according to the Mortgage Bankers’ Association originations survey.

•	Retained our customers achieving a refinance recapture rate of approximately 51% in the Direct-to-Consumer channel that was more than two times the industry average.

•	Increased tangible book value per share(1) by 12%, from $63.67 at year-end 2023 to $71.61 at year-end 2024.

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Achieved Great Place to Work certification for the sixth consecutive year and was ranked #14 on the Best Workplaces in Texas list and among the Best Workplaces in Financial Services and Insurance by Great Place to Work and Fortune.

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Grew the servicing portfolio to $1,556 billion in UPB with the acquisition of Flagstar’s mortgage operations, including MSRs and subservicing contracts, totaling $334 billion in UPB and a third-party lending platform.

•	Issued $1 billion 7.125% 8-year senior unsecured notes and $750 million 6.5% 5-year senior unsecured notes, with both offerings more than 2x oversubscribed.

•	Upgraded by Moody’s to Ba3 and subsequent to year-end, to positive outlook.

(1)	Annex A includes a discussion and reconciliation of non-GAAP measures to the most directly comparable GAAP measures.

Under our executive team’s leadership and against the backdrop of an evolving mortgage market and interest rate environment, we have meaningfully and consistently outperformed peers over a one-, three- and five-year period through thoughtful strategic decision-making and successful navigation of management transitions. Our operational focus on growing our Servicing portfolio through accretive acquisitions and enhancing our capabilities and existing infrastructure, as well as our continued investments to bolster efficiency and product roll-outs in Originations, has resulted in outsized stockholder returns when benchmarked against broader market constituencies.

(1)	1-Year TSR shown represents FY2024.

(2)	3-Year TSR shown represents period from FY2022 – FY2024.

(3)	5-Year TSR shown represents period from FY2020 – FY2024.

2024 Stockholder Outreach and Say-On-Pay Vote

At our 2024 Annual Meeting of Stockholders, our say-on-pay proposal received the support of approximately 68% of votes cast. The Compensation Committee and full Board were disappointed with this level of support. We take all stockholder feedback seriously and are committed to being responsive to the results of this vote as well as the input we have received through our ongoing direct engagement with stockholders.

We maintain a year-round stockholder engagement program, and the feedback received in these discussions has been an input into the design, disclosure and structural enhancements we have made to our executive compensation program. In 2024, we continued to proactively reach out to our stockholders to discuss executive compensation and to provide our investors with an opportunity to provide management and the Compensation Committee with feedback. After the 2024 say-on-pay vote, we broadened this outreach, and invited stockholders representing 70% of our shares outstanding – including stockholders who voted against say-on-pay at the 2024 Annual Meeting – to meet with our management team, and in certain cases, our Compensation Committee Chair. We ultimately engaged with stockholders representing 30% of shares outstanding, which included ten of our largest investors and those that voted against say-on-pay. Our Compensation Committee Chair met with investors representing 25% of shares outstanding.

What we Heard in 2024

During these engagements, we discussed a number of compensation-related topics including the Compensation Committee’s rationale behind Mr. Bray’s 2023 employment agreement and one-time award, the use, mix and measurement of various performance metrics in our short and long-term incentive plans and the Compensation Committee’s approach to target-setting, peer selection and continued thinking around our strategic objectives.

Through these discussions, the vast majority of stockholders we spoke with voiced their support for the decisive measures taken to retain Mr. Bray and are fully confident in the Company having secured the right management team to deliver on long-term stockholder value creation. Investors also broadly approved of our ongoing compensation program design and recognized the significant stockholder value this executive team has created and their track record of industry outperformance. We also learned that the general practice of granting one-time or special awards was the primary factor behind the shares voted against the say-on-pay proposal. Consistent with our commitment to engaging, hearing and responding to our stockholders’ questions and concerns, the following are the key themes that emerged from these discussions and the Company’s actions and/or perspectives on those topics.

Themes	Our Actions/Perspective
One-Time Awards
Use of one-time awards moving forward	We reaffirm our stated commitment to not grant Mr. Bray any future one-time awards during the five-year term of the award and have provided expanded disclosure regarding our approach and key considerations around one-time awards below on page 41.

Design, structure and timing of the one-time award to Mr Bray

Mr. Bray’s one-time award is highly performance-based and contains several features fully described in last year’s CD&A, which ensure that he will only earn the full amount of the award if we create significant value for stockholders and he remains with the Company through the entire performance and vesting period, which is five years.

In granting this award, the Board considered the importance of his long-term leadership of the Company, our significant outperformance during his tenure and the Company’s current critical growth juncture.

‘Stretch goals’ associated with the one-time award

The targets set for the PSUs align with the strategic goals we’ve shared with investors and include targets significantly higher than normal PSUs. The PSUs require outperformance beyond even the rigorous achievement required for Mr. Bray’s normal course grants. In addition to Tangible Book Value targets significantly above our annually granted long-term equity awards, vesting of the PSUs requires an above median Relative TSR in addition to absolute stock price appreciation over the respective performance periods.

We believe this plan is strongly aligned with stockholder interests, as the achievement of the defined target goal would equate to an increase in book value of nearly $4B.

Themes	Our Actions/Perspective
Executive Management Incentive Plan Awards
Inclusion of the strategic metrics in the EMIP (as defined below) instead of the LTIP (as defined below)

Our annual bonus plan rewards achievement against financial and strategic objectives that are aligned to our growth strategy. Our performance against these objectives needs to be continuously viewed through an annual lens to ensure we are vigilant in our progress as we aim to improve the customer experience, maintain regulatory compliance, manage risk and strengthen employee commitment. Having these measures subject to annual review also ensures that we can make any necessary adjustments as performance and conditions evolve year over year.

Peer group selection and benchmarking process for CEO target incentive compensation

We have constructed a peer group comprised of companies of similar size (as measured by market cap) that are in businesses like ours and/or are direct competitors for business and talent. The Compensation Committee’s own analysis has found that Mr. Bray’s incentive compensation opportunity, including his annual bonus opportunity, is in line with the market.

Over a three-year period, Mr. Cooper Group has delivered more than 300% in returns to our stockholders, ranking first among our direct peers.

Long-Term Incentive Awards
Goal setting process and rigor of LTIP targets

For our incentive plans, the Compensation Committee sets targets at the beginning of the year based on a robust budgeting and strategic planning process with the full Board. Targets are set based on internal financial and operating plans for the year, as well as external market factors.

The majority of our executive’s compensation continues to be in the form of variable performance-based incentives and tied to the achievement of these well-defined financial and strategic goals – on average, ~87% of the NEO’s total target compensation and ~91% of our CEO’s ongoing annual compensation is in the form of variable awards.

Disclosure Practices
Enhanced disclosure practices, especially when pay outcomes exceed target amounts	We have provided enhanced disclosure around our pay outcomes and the factors driving the Compensation Committee’s decision-making process, as well as meaningful expanded this ‘Compensation Discussion & Analysis’ section to now include: (a) stockholder feedback heard and addressed in 2024, (b) our go-forward approach to one-time awards and (c) a summary of how we have addressed stockholder feedback and evolved our pay practices over the past five years.

In summary, our conversations with our stockholders re-affirmed that the structure, design and accompanying pay opportunities of our compensation program are appropriate, meaningfully align management and stockholder interests and are working as intended to incentivize and reward value creating performance by our leadership team. No investors we spoke to sought any meaningful changes to our program, nor shared any expectations other than re-assurance that we would maintain our commitment to not providing Mr. Bray with any future one-time awards during the five-year term of the award and continue to provide transparent and thoughtful rationale on any future changes to our pay practices.

Beyond this five-year commitment, the Compensation Committee believes that one-time awards should not be a routine component of our compensation program, will continue to limit their use to exceptional circumstances and disclose a clear rationale for any such award in the CD&A when granted to named executive officers. The award granted to Mr. Bray in October 2023 contained several features detailed above which demonstrate the Compensation Committee’s commitment to a disciplined approach regarding the use of one-time awards in exceptional circumstances and being subject to rigorous performance.

Our Evolving Pay Strategy

Over the past five years, we have reviewed and refined our executive compensation practices, while also incorporating stockholder feedback, with some key examples highlighted in the table below. We remain committed to maintaining an active dialogue with our stockholders to understand their perspectives on our executive compensation program and provide transparency around our practices. The Compensation Committee will continue to review our compensation program as part of its annual assessment process to ensure it remains aligned with our long-term strategy and optimizes stockholder returns.

Year	What	Why

2021	Appointed new Compensation Committee Chair	Review existing practices and align our compensation framework with a more formal factor-based approach incorporating a wider range of quantitative strategic and financial factors

2021	Revised and expanded CD&A disclosure in the proxy statement	More clearly explain the rationale for Compensation Committee decisions

2022	Re-designed our annual incentive plan framework to place more emphasis on quantitative performance by increasing the financial metrics scorecard weighting	Respond to stockholders’ expressed preferences for a more quantitative and factor-based approach to setting executive incentive awards based on a broader range of strategic and financial metrics

2023	Introduced a new PSU program which: (a) Eliminated the one-year vesting period and provided three-year cliff vest	Respond to stockholder’s expressed preferences and ensure our pay program focuses on rewarding long-term instead of annual performance
	(b) Utilized two evenly weighted key performance metrics: Tangible Book Value and Relative TSR, measured against the S&P 1500 Composite Financials Index	Determine compensation outcomes using a balance of performance metrics which are useful and well received by investors and are easily comparable to industry peer set performance
	(c) Introduced a negative TSR cap such that if the Company’s TSR is negative during the performance period, the Relative TSR portion of the award is capped at target	Enhance pay-for-performance alignment, demonstrating consistency with the stockholder experience in the event of sustained challenges to performance

2023	Committed to not granting Mr. Bray any future one-time awards during five-year term of current award	Demonstrate Compensation Committee’s view that one-time awards should be used infrequently and only in exceptional circumstances, in this instance to secure Mr. Bray’s leadership during a critical growth period for the Company

Corporate Objective and Executive Compensation

Our overall corporate objective is to deliver a fair return to stockholders that is commensurate with the risks of our business. We review our compensation programs and related governance provisions and practices to ensure our compensation programs are aligned to the interests of stockholders, provide for appropriate pay-for-performance alignment, contain risk mitigating features and do not promote unnecessary and excessive risk. For example, as discussed below, the strategic metrics in our annual cash incentive plan contain metrics to maintain regulatory compliance and manage risk. Our critical measure of success is stockholder return. Our compensation program for senior executives aligns the interests of management and stockholders in growing the value of our Company while managing risk. At the same time, we recognize the market for executive talent requires competitive remuneration. Our compensation program is designed to balance three objectives:

•	Motivate and reward management for creating and executing a strategy that drives stockholder return;

•	Attract, retain and motivate our executive level talent; and

•	Manage the cost of the program by aligning compensation with both Company and executive performance.

Below are some highlights of our compensation program:

•  Align our executive pay with performance

•  Annual “say-on-pay” advisory vote

•  Set multiple challenging performance objectives

•  Stock ownership guidelines for executive officers and directors

•  Independent compensation consultant engaged by the Compensation Committee

•  Annual review and approval of our compensation strategy

•  Significant portion of executive compensation at risk

•  Double trigger equity acceleration default provision upon change of control

•  Minimum equity award vesting periods for time-based restricted stock units

•  Clawback of incentive compensation under specified circumstances

•  No short sales, hedging, or pledging of stock ownership positions

•  No strict benchmarking of compensation to a specific percentile of our peer group

•  No excessive perquisites

Overview of the 2024 Executive Compensation Program for our NEOs

The compensation program for our NEOs has three components: base salary, annual cash incentive awards and equity awards (both time- and performance-based). On average, approximately 87% of the NEOs’ target total compensation is in the form of variable awards, with the award value based on financial performance and the execution of strategic objectives. The chart below illustrates the principal pay elements of our compensation program and the rationale for their use.

Long-term Equity Incentive Awards

	Base Salary	Annual Cash Incentive	PSUs(1)	RSUs(2)

	Fixed	Variable Pay (~87%)

Purpose of Pay Element	• Provide a fixed level of compensation to attract and retain executives

•  Provide cash rewards for the attainment of short-term performance objectives

•  The short-term objectives aim to improve the customer experience, maintain regulatory compliance, manage risk and strengthen employee commitment

			• Holds executives accountable to long-term objectives and ensures their interests align with those of stockholders	• Retain and reward executives • Align interests of the executives with those of stockholders

Timeframe	N/A	• Annual	• 3-year performance period	• 3-year ratable vesting period

Performance Metrics	N/A	• Metrics differ per executive and include the following: o Adjusted EBT o Xome Adjusted EBT o Core functional expense o Strategic objectives	• Tangible Book Value (50%) • Relative TSR measured against S&P Composite 1500 Financials index (50%)	N/A

(1)	Messrs. Bray, Johnson, Weinbach and Marshall received performance-based equity in 2024.

(2)	All of our NEOs received time-based equity in 2024.

2024 Total Target Compensation and Outcomes

The Compensation Committee reviewed our target compensation pay levels to assess whether they remain aligned with current strategic and business objectives and best practices within our industry. To maintain competitiveness, and to ensure there is a proper pay-for-performance alignment, the Compensation Committee considered industry prevalent practice, scope of our NEOs’ responsibilities, individual performance, tenure and experience at their respective role and internal pay equity when identifying target compensation figures. For 2024, the Compensation Committee set target total direct compensation at the same level as that of 2023 for each of our returning NEOs, other than Mr. Johnson. The Compensation Committee increased Mr. Johnson’s target equity compensation from 150% of base salary (for 2023) to 300% of base salary (for 2024) to recognize his outstanding performance as Chief Financial Officer, to reflect the expanded scope of his responsibilities and to better align Mr. Johnson’s target total direct compensation with market median compensation pay levels of the Company’s peer group.

The table below outlines the target total compensation for the 2024 performance year on an annualized basis for each of our NEOs based on our four principal pay elements. The Compensation Committee determined the target total direct compensation, and that of each element, at the beginning of 2024.

Executive	Base Salary	Target Annual EMIP		Target Long-Term Incentive (1)		Target Total Direct Compensation

Jay Bray	$1,000,000	$2,500,000		$7,250,000		$10,750,000

Kurt Johnson	$500,000	$750,000		$1,500,000		$2,750,000

Michael Weinbach	$750,000	$1,500,000		$4,250,000		$6,500,000

Carlos Pelayo	$430,000	$387,000		$387,000		$1,204,000

Michael Rawls	$450,000	$1,080,000		$750,000		$2,280,000

Chris Marshall	$750,000	$2,875,000	(2)	$2,875,000	(2)	$6,500,000

(1)	In 2024, Messrs. Bray, Johnson, Weinbach and Marshall received performance-based equity awards. Each of our NEOs received time-based equity awards.

(2)	Target annual EMIP and target long-term incentive values are split 50/50 per Mr. Marshall’s Employment and Transition Agreement.

At the conclusion of 2024, based on Company and individual performance, the annual EMIP payouts and the long-term incentive award grant values were determined, and are shown in the table below. The long-term incentive awards were granted in March 2025, in recognition of 2024 performance, and will be included in next year’s proxy statement in the CD&A and related compensation tables for 2025.

Executive	Base Salary ($)	Annual Cash Incentive ($)	RSUs ($)	PSUs ($)	Total Compensation ($)

Jay Bray	1,000,000	4,625,000	3,625,000	5,375,000	14,625,000

Kurt Johnson	500,000	1,362,750	1,500,000	1,500,000	4,862,750

Michael Weinbach	750,000	2,775,000	2,125,000	2,125,000	7,775,000

Carlos Pelayo	430,000	631,971	387,000	—	1,448,971

Michael Rawls	450,000	1,242,000	750,000	—	2,442,000

Chris Marshall	750,000	3,512,500	2,107,500	1,405,000	7,775,000

Our annual cash incentive paid out above target for all of our NEOs, given our outstanding performance against our financial and strategic objectives, which was also reflected in our significant stock price outperformance. Messrs. Bray and Johnson also received above target equity awards based on their respective contributions to our overall 2024 performance, and in the case of Mr. Johnson, his notable strategic performance in the Flagstar transaction. Mr. Marshall’s above target equity awards reflect the provision in his Employment and Transition Agreement providing for a 50/50 split between the sum of the actual EMIP and his target long-term incentive value, delivered 60% via RSUs and 40% via PSUs. Further detail on our annual cash incentive and annual equity awards can be found below.

The graphs below outline our NEOs’ 2024 target pay mix:

CEO Target Mix of Pay	Average NEO Target Mix of Pay

Base Salary

The Compensation Committee sets base salaries considering the scope of each NEO’s responsibilities and market data on compensation levels necessary to recruit and retain executives with the appropriate skills and experience. The Compensation Committee reviews base salaries annually in connection with its performance evaluation process and adjusts salaries periodically based on the individual performance of each NEO and the overall performance of the Company. Periodic base salary adjustments are intended to ensure that the individual’s overall compensation remains competitive for the position and responsibilities.

In determining base salary for our NEOs for 2024, the Compensation Committee considered the base salaries of our peer group and determined that no increase to base salary was appropriate for our NEOs at this time.

Base Salary

Executive	2023	2024	% Increase

Jay Bray	$1,000,000	$1,000,000	0%

Kurt Johnson	$500,000	$500,000	0%

Michael Weinbach	$750,000	$750,000	0%

Carlos Pelayo	$430,000	$430,000	0%

Michael Rawls	$450,000	$450,000	0%

Chris Marshall	$750,000	$750,000	0%

Executive Management Incentive Plan Awards

Each of our NEOs participates in the Executive Management Incentive Program (“EMIP”), a formulaic annual cash incentive program intended to reward strong individual performance and the Company’s overall achievement of financial and strategic goals. For 2024, each of our NEOs was eligible to earn the following percentage of his respective base salary, with defined Threshold and Maximum performance receiving a 50% and 200% multiple of target payout respectively (with intermediate performance linearly interpolated):

Executive	EMIP Target % of Base Salary	EMIP Target Amount

Jay Bray	250%	$2,500,000

Kurt Johnson	150%	$750,000

Michael Weinbach	200%	$1,500,000

Carlos Pelayo	90%	$387,000

Michael Rawls	240%	$1,080,000

Chris Marshall	200%	$2,875,000(1)

(1)	Target annual EMIP and target long-term incentive values are split 50/50 upon payout per Mr. Marshall’s Employment and Transition Agreement.

Goal Setting Process

Financial and strategic objectives, which are used to determine incentive compensation, are set by the Compensation Committee at the beginning of the year based on a robust budgeting and planning process with the full Board. As part of this process, we use quantitative scorecards with metrics tailored for each NEO’s areas of responsibility. Targets are set based on internal financial and operating plans for the year as well as external market factors. In 2024, financial performance weighting of the scorecard was 70% and the remaining 30% was based on achievement of strategic objectives. Throughout the year, the Compensation Committee, along with management and the Board, reviews progress against these objectives on at least a quarterly basis to ensure progress against the Company’s goals and alignment around the implications on incentive compensation at year-end. The determination of year-end incentive compensation is based primarily on performance against these financial and strategic objectives set at the beginning of the year, based on identifiable and quantifiable measures deemed appropriate to measure progress. In determining appropriate awards for each NEO, the Compensation Committee may use its discretion to adjust the amount of any award based on a participant’s individual performance or other factors that the Compensation Committee deems relevant.

Financial Objectives

During 2024, the Compensation Committee set a rigorous financial target for Adjusted EBT of $710 million, which was approximately $50 million above actual Adjusted EBT for FY 2023. Financial metrics, weightings and results, which represented 70% of the 2024 scorecard, are presented in the tables below.

Performance Metric	Performance Target and Payout			Performance Achievement	Performance Payout
	Threshold 50%	Target 100%	Maximum 200%
Adjusted EBT(1)	$568M	$710M	$887M	$901.6M	200%
Xome Adjusted EBT(2)	$11M	$17M	$25.5M	($11.5M)	0%
Corp. Finance Functional Expense	($45.82M)	($43.53M)	($41.24M)	($44.94M)	69.2%
Legal Functional Expense	($30.82M)	($29.28M)	($27.74M)	($29.39M)	96.4%

(1)	Adjusted EBT is a non-GAAP measure that begins with the GAAP pre-tax income of the total Company and excludes non-GAAP adjustment items.

(2)	Adjusted Xome EBT is a non-GAAP measure that begins with the GAAP pre-tax income of Xome and excludes non-GAAP adjustment items.

	Performance Payout	Named Executive Officer Weighting
Performance Metric		Bray	Weinbach	Johnson	Pelayo	Rawls	Marshall

Adjusted EBT	200%	100%	100%	80%	70%	50%	100%

Xome Adjusted EBT	0%	—	—	—	—	50%	—

Corp. Finance Functional Expense	69.2%	—	—	20%	—	—	—

Legal Functional Expense	96.4%	—	—	—	30%	—	—

Weighted Payout		200%	200%	173.8%	168.9%	100%	200%

Financial Performance Weighting (as a % of overall EMIP)		70%

Financial Performance Payout		140%	140%	121.7%	118.3%	70%	140%

Strategic Objectives

The 2024 strategic metrics, representing 30% of the 2024 scorecard, were developed at the start of the year in conjunction with the Company’s annual strategic planning process, and are presented in the table below, as is a summary of the year’s results relative to these metrics.

Scorecard Category	Measurements	Achievements	Performance
Employee Engagement Further Enhance Company Culture with Focus on Long-Term Inspired People Strategy	Recertify as a Great Place to Work (“GPTW”)(1) Increase Diversity & Inclusion GPTW score Decrease annual voluntary and regrettable turnover rate

•   Achieved Great Place to Work certification for the sixth consecutive year and was ranked #14 on the Best Workplaces in Texas list and among the Best Workplaces in Financial Services and Insurance by Great Place to Work and Fortune.

•   GPTW Diversity & Inclusion scores were higher year-over-year demonstrating a high trust and inclusive team member environment.

•   Total and regrettable turnover improved by 25%.

Exceeded
(1) GPTW is an external third-party certification program that quantifies the employee experience via an employee Trust Index Survey.
Customer Drive More Customer Loyalty with More Intuitive and Easy-To-Use Solutions	Recapture scores Subservicing Scorecards Reduce cycle time through technology driven enhancements Improved self-service offerings

•   Refinance recapture rates were two times the industry average.

•   Demonstrated commitment to quality with subservicing clients, ranking #1 in scorecards.

•   Drove a more seamless experience for customers with cycle time improvement.

•   Launched new web-based tools making it easier for customers to self-serve including applying for forbearance and changing escrow allocations.

•   Focused on eliminating issues with customers with a dedicated team to solve and address root causes of complaints resulting in a decrease in year-over-year complaints.

•   Launched AI powered tools resulting in better customer and team member experiences.

Exceeded

Scorecard Category	Measurements	Achievements	Performance
Long-Term Strategy Perfecting the Platform	Lower cost per loan through streamlining and automation MSR fund fundraising Originations front office modernization Implementation of cloud-based servicing platform

•   Grew to ~$1.56T in Servicing UPB far exceeding our goal of $1T while also driving down our cost to service, significantly beating the target.

•   Acquired the mortgage operations of Flagstar and started onboarding their more than 1M customers in 4Q’24.

•   Our correspondent/co-issue channel gained significant market share during the year, with 100% sequential volume growth in correspondent in 3Q’24 alone due to operational enhancements.

•   Fundraising for the MSR fund: commitments starting in Q1’25.

•   Originations front office modernization resulted in accretive benefit to customers and sales, including launching an enhanced online application and a unified agent experience for better customer service.

•   Cloud-based servicing platform implementation is progressing with updates made in the year to streamline activities.

Exceeded
Compliance Federal and State Regulatory Compliance Examination Issue Resolution	No material or pattern of repeat findings and examination issues resolved at >= 85% validation rate performed by Internal Audit Enhance cybersecurity protocols	• 100% validation rate. • All state/federal examinations received a rating of “1” or “2” (on a 5-point scale). • Implemented Zero Trust cyber-security posture	Exceeded
Governance Ready the Organization for Long-Term Success Through Succession Planning	Continuously build and modify long-term succession plans for key roles across the organization including the CFO, CIO, Originations and Servicing Executives

•   Built deep bench of talent across the organization in 2024, including the hiring of our (a) President, (b) Chief Investment Officer, (c) Chief Technology Officer and (d) several new hires in the Innovation and Digital Team, while strengthening our talent bench across our legal and finance functions

Exceeded

The Compensation Committee evaluated results against our strategic objectives and awarded a strategic score of 150% resulting in a weighted strategic score of 45% for all NEOs except Mr. Johnson who received a strategic score of 200% and weighted strategic score of 60% due to Mr. Johnson’s exceptional strategic performance in the Flagstar transaction and his performance in his expanded roles and responsibilities in addition to his role as Chief Financial Officer, which includes his role as the Company’s Chief Credit Officer, his responsibility for strategic transactions and with ensuring the smooth onboarding and transition of the Company’s President.

Approved Annual Bonus Payouts

At its February 2025 meeting, the Compensation Committee approved annual bonus payouts for the NEOs based on the scorecards and payout scale as shown in the table below. The Calculated EMIP Payout amounts below reflect the results of applying the quantitative payout percentages described above to the executives’ incentive targets according to the compensation scorecards.

Executive	Base Salary	EMIP Target % of Base Salary	EMIP Target Monetary Amount	Weighted Financial Performance Score	Weighted Strategic Score	Total EMIP Score (% of Target)	Final Payment

Jay Bray	$1,000,000	250%	$2,500,000	140%	45%	185%	$4,625,000

Kurt Johnson	$ 500,000	150%	$ 750,000	121.7%	60%	181.7%	$1,362,750

Michael Weinbach	$ 750,000	200%	$1,500,000	140%	45%	185%	$2,775,000

Carlos Pelayo	$ 430,000	90%	$ 387,000	118.3%	45%	163.3%	$ 631,971

Michael Rawls	$ 450,000	240%	$1,080,000	70%	45%	115%	$1,242,000

Chris Marshall(1)	$ 750,000	200%	$2,875,000	140%	45%	185%	$3,512,500

(1)

Under Mr. Marshall’s Employment and Transition Agreement his total target direct compensation remained the same, however, the mix of cash and equity, and the form of equity, has changed. As a result, he received 185% of the original target EMIP (200% of base salary target, or $1,500,000), total incentive compensation ($7,025,000 = Actual EMIP of $2,775,000 + Target LTI of $4,250,000) is then divided equally between cash and stock (60% time vested and 40% performance vested awards).

Long-Term Incentive Awards

The Compensation Committee grants equity awards, as both time-based awards, in the form of Restricted Stock Units (“RSUs”) and performance-based awards, in the form of Performance Stock Units (“PSUs”), at the beginning of a fiscal year based on each executive’s contributions to our achievements throughout the prior year. Therefore, the equity awards granted during 2024 and detailed below are in recognition of the 2023 performance year and not the 2024 target long-term incentive values described above. Our performance-based awards are further aligned to our long-term performance through forward-looking performance goals that incentivize our senior executives to deliver accretive value to stockholders over the length of the performance period. Messrs. Bray, Johnson, Weinbach and Marshall received 50% performance-based equity awards and 50% time-based equity awards. Messrs. Pelayo and Rawls each received time-based equity awards.

PSUs: Our PSU program provides for a three-year performance period with cliff vesting and utilizes two evenly weighted key performance metrics: Tangible Book Value and Relative TSR, which is measured against companies of the S&P Composite 1500 Financials index. If the Company’s TSR is negative during the performance period, the Relative TSR portion of the award is capped at target and can only be adjusted downward. Each PSU granted entitles the participant to receive one share of common stock upon settlement.

	2024 – 2026 LTI Award Design(1)
	Annualized Tangible Book Value Growth	Relative TSR(2)
Weighting	50%	50%

Performance Targets
Threshold	5.0%	25th Percentile
Target	8.0%	51st Percentile
Maximum	12.0%	75th Percentile

Payout Percentages	Shares awarded as a percent of Target shares
Below Threshold	0%	0%
Threshold	50%	50%
Target	100%	100%
Maximum	200%	200%

(1)	Intermediate performance will be linearly interpolated.

(2)	If Mr. Cooper Group’s TSR performance is negative over the three-year performance period, the maximum payout for the Relative TSR portion of the award is 100%.

PSU Awards Granted in 2024

In March 2024, the Compensation Committee awarded PSUs to the senior executive team as follows, in recognition of 2023 performance. While the target number of PSUs is determined based on prior year performance, the payouts under these PSUs are dependent on forward looking performance criteria to further incentivize our executives to execute on our strategy and create value for stockholders.

Executive	Value of PSUs

Jay Bray	$3,625,000

Kurt Johnson	$ 750,000

Chris Marshall	$1,405,000

2022 PSUs: Final Performance Cycle Results

For the 2022 PSU award, the financial target was based on TSR. If the one-year target of 10% and/or the three-year target of 33.1% is exceeded, additional shares may vest; if performance is less than target, fewer shares vest; and, if performance is below a minimum level, no shares vest. After the initial performance period in March 2023, one-year TSR was 0.31%, and no shares vested. At the end of the third year following the 2022 grant, three-year TSR was 133.12%, and 200% of shares vested resulting in the following awards:

Executive	PSUs Vested

Jay Bray	129,562

Chris Marshall	74,282

RSUs: The Compensation Committee grants time-based awards of RSUs to reward our executives for the contributions to our achievements throughout the year, to retain key talent and to align the interest of executives with our stockholders through stock ownership. Each RSU is equivalent in value to one share of our common stock and generally vests in one-third installments on each of the first three anniversaries of the award, provided the participant remains continuously employed with the Company during that time. In addition, upon death, disability or a change-in-control of the Company and subsequent qualified termination within a specified window, unvested RSUs will vest. We believe that time-based vesting requirements provide an effective retention mechanism that complements other aspects of our compensation framework. Since the ultimate value of these awards depends on the market value of our common stock on the vesting date, time-based equity awards also serve to effectively align the interests of the participants with our stockholders.

RSU Awards Granted in 2024

In February 2024, taking in to account our overall performance as well as the contributions of these executives during 2023, the Compensation Committee awarded RSUs as follows:

Executive	Value of RSUs

Jay Bray	$3,625,000

Kurt Johnson	$ 750,000

Michael Weinbach	$2,000,000

Carlos Pelayo	$ 387,000

Michael Rawls	$ 850,000

Chris Marshall	$2,107,500

Equity Granted in 2025 in Recognition of 2024 Performance

As previously discussed, the Compensation Committee grants equity awards at the beginning of a fiscal year based on each executive’s contributions to our achievements throughout the prior year. The following long-term incentive awards were granted in March 2025, in recognition of 2024 performance, and will be included in next year’s CD&A and related compensation tables.

Executive	Target Long-Term Incentive	Actual RSUs ($)	Actual PSUs ($)

Jay Bray	7,250,000	3,625,000	5,375,000

Kurt Johnson	1,500,000	1,500,000	1,500,000

Michael Weinbach	4,250,000	2,125,000	2,125,000

Carlos Pelayo	387,000	387,000	—

Michael Rawls	750,000	750,000	—

Chris Marshall	2,875,000	2,107,500	1,405,000

In awarding above target equity awards to Messrs. Bray and Johnson, the Committee considered the following factors:

Mr. Bray:

•	Overall contributions to significant value created for stockholders, including meaningfully and consistently outperforming peers over a three- and five-year period

•	Overseeing 57% growth of servicing portfolio, strengthening our scale advantage by making us more than 50% larger than our next competitor

•

Achieving Great Place to Work certification for the sixth consecutive year and being ranked #14 on the Best Workplaces in Texas list and among the Best Workplaces in Financial Services and Insurance by Great Place to Work and Fortune

•	The increase in award value over target value was delivered entirely as PSUs

Mr. Johnson:

•	Exceptional strategic performance in the Flagstar transaction

•	Performance in his expanded roles and responsibilities in addition to his role as Chief Financial Officer, including, but not limited to, his role as the Company’s Chief Credit Officer

•	Responsibility for strategic transactions

•	Ensuring the smooth onboarding and transition of the Company’s President

Process for Setting Executive Officer Compensation

Role of Compensation Committee

The Compensation Committee administers our compensation plans, programs and policies relating to our NEOs. The Compensation Committee conducts periodic reviews, at least annually, and monitors our overall compensation strategy to ensure that executive compensation supports our business objectives. As described above, financial and strategic objectives are set at the beginning of each year in conjunction with the Company’s budgeting and strategic planning process and are reviewed throughout the year and for purposes of setting compensation. The Compensation Committee also conducts an annual evaluation of our CEO’s performance. As part of this process, the Compensation Committee, with assistance from its compensation advisor, reviews compensation data including base salary, annual cash incentives, long-term incentives and other benefits of similarly situated executive officers in our peer group.

Role of NEOs in the Compensation Process

Our CEO provides the Compensation Committee with his evaluation of the job performance of the other NEOs and offers recommendations as to their compensation levels. The Compensation Committee considers these recommendations but makes all compensation decisions related to our executive officers in its sole discretion. The other NEOs do not play a role in the compensation process.

Role of Compensation Advisor

Under its charter, the Compensation Committee has the authority to engage the services of a compensation advisor to assist it in the performance of its duties. During 2024, the Compensation Committee retained Korn Ferry to serve as its independent compensation advisor on matters related to executive and board of director compensation for 2024. The compensation advisor regularly attended Compensation Committee meetings and reported directly to the Compensation Committee.

During 2024, the compensation advisor:

•	Reviewed our peer group;

•	Conducted an analysis of compensation for our executive officers and independent directors;

•	Assessed how compensation aligns with our philosophy and objectives;

•	Assisted the Compensation Committee in the review of incentive plan design and related benefit programs; and

•	Provided the Compensation Committee with ongoing advice and counsel on market compensation and governance trends including their impact on our executive and director compensation programs.

Compensation Peer Group

The Compensation Committee, with assistance from its compensation advisor, annually assesses market conditions through a review of compensation levels within a group of peer companies (the “Peer Group”), which the Compensation Committee reviews on an annual basis. In reviewing its Peer Group for 2024, the Compensation Committee focused on (a) mortgage originators and mortgage servicers and (b) companies with an emphasis on technology and software capabilities to improve consumer experience that have (i) revenue and assets within a reasonable range of the Company and (ii) healthy financial growth on a one-year and three-year basis. The Compensation Committee used findings from the compensation review to assess our NEOs’ pay position, our overall program design and program leverage relative to peers. The Compensation Committee does not target a specific range of pay relative to pay of the Peer Group. For 2024, our Peer Group was comprised of 11 organizations that consisted of:

•	Mortgage industry-related peers, including loan originators and servicers, whose businesses are similar functionally to the Company’s and direct competitors for business and talent;

•	FinTech organizations, whose focus on technology and innovation is similar to the Company’s focus on technology platforms;

•

Mortgage Real Estate Investment Trusts (“REITs”) including those with mortgage banking operations and/or exposure to mortgage-related fundamentals such as in market rates, home price appreciation and other related macroeconomic factors; and

•	Banks and Specialty Finance who have strong lending and financial services products.

Mortgage Industry-Related Peers

loanDepot, Inc.	LDI	PennyMac Financial Services, Inc.	PFSI

Rocket Companies, Inc.	RKT	Radian Group Inc.	RDN

UWM Holdings Corporation	UWMC

FinTech Organizations

Zillow Group, Inc.	ZG

Mortgage REITs

Annaly Capital Management, Inc.	NLY	Rithm Capital Corp.	RITM

Banks and Specialty Finance

OneMain Holdings, Inc.	OMF	Sofi Technologies, Inc.	SOFI

Walker & Dunlop, Inc.	WD

Stock Ownership Guidelines
The Compensation Committee has adopted stock ownership guidelines, under which each NEO must own shares of our common stock with an aggregate market value of no less than the applicable multiple of the officer’s annual base salary for the immediately preceding year as follows:

Multiple of Annual Salary

Chief Executive Officer	5x

Chief Financial Officer	3x

President	3x

All Other Executive Officers	2x
Shares counted toward these guidelines include any shares held by the executive officer directly or indirectly, including, unvested restricted stock units and excluding unvested performance stock units. The Compensation Committee selected these levels of stock ownership for our executive officers to align their interests with stockholders. The minimum share ownership requirement must be satisfied by the fifth anniversary of the date an officer receives his or her first grant as an executive officer. At the end of 2024, all executive officers exceed these stock ownership guidelines, with Mr. Bray having a multiple of approximately 87x his annual salary.
Anti-Hedging and Pledging Policy
Certain forms of hedging or monetization transactions allow a director or employee to lock in the value of his or her stock holdings in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director or employee may no longer have the same objectives as our other stockholders. Therefore, under our insider trading program, our officers, directors and employees may not engage in any hedging or monetization transactions with respect to our securities, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the Company’s securities. Additionally, our officers, directors and employees are prohibited from margining Company securities or pledging Company securities as collateral for a loan.
Clawback Policy
We have strengthened the alignment of senior managements’ interests to our financial performance with the adoption of a standalone Incentive Compensation Clawback Policy that requires us to pursue recovery from any current or former Section 16 executive officer for any erroneously awarded incentive compensation during the prior three years that is based on performance measures that are the subject of a subsequent financial restatement. The clawback amount is the portion of incentive compensation that would not have been received if the restated financials had been used to calculate the compensation.
Timing of Certain Equity Awards
In 2024, we did not grant any stock options, stock appreciation rights or similar awards under the Omnibus Incentive Plan, and we do not currently plan to grant stock options, stock appreciation rights or other similar appreciation-based awards as incentive compensation to any executive officer, independent director or employee. Accordingly, we do not have a policy or practice in relation to the timing or the determination of the terms of a grant of options or other awards in relation to the disclosure of material non-public information. During 2024, we have not timed the disclosure of material non-public information for the purpose of affecting the value of executive compensation.
Risk Considerations
In developing and reviewing our executive incentive
programs
, the Compensation Committee considers the business risks inherent in the design of compensation arrangements to ensure they do not induce executives to take unacceptable levels of business risk for the purpose of increasing their incentive plan awards. At the request of our Compensation Committee, our Chief Risk & Compliance Officer reviewed the Company’s compensation programs and related governance provisions and practices and concluded that our compensation programs are aligned with the interests of our stockholders, provide for appropriate pay-for-performance alignment, contain risk-mitigating features and do not promote unnecessary and excessive risk. Based on this assessment, the Compensation Committee believes that the Company’s compensation programs do not provide incentives for excessive risk-taking and, therefore, do not encourage employees to take unreasonable risks relating to the Company’s business, and are not reasonably likely to have a material adverse effect on the Company.
Other Compensation Components
All our NEOs are eligible to participate in our employee benefit plans, including medical, dental and life insurance and 401(k) plans. These plans are available to all employees and do not discriminate in favor of our NEOs. Other compensation to our NEOs is set forth in the Summary Compensation Table under the column “All Other Compensation.” For 2024, other compensation primarily related to contributions to a NEO’s 401(k) plan account.
Severance Terms in Employment Agreements
We have entered into Employment Agreements with Messrs. Bray, Weinbach and Marshall. The following severance provisions were in effect during 2024.
Mr. Bray
Under Mr. Bray’s Employment and Retention Agreement (the “Retention Agreement”), if Mr. Bray’s employment with us is terminated due to his death, disability or voluntary resignation, he (or his estate) is entitled to receive his accrued payments and benefits to which he is entitled (the “Accrued Obligations”). If we terminate Mr. Bray’s employment other than for Cause (as defined in the Retention Agreement) or if Mr. Bray terminates his employment for Good Reason (as defined in the Retention Agreement), Mr. Bray is entitled to (a) the Accrued Obligations, (b) if not previously paid prior to his termination date, his annual cash bonus under the EMIP for the fiscal year prior to the fiscal year in which the termination occurs, (c) an amount equal to 24 months’ worth of his base salary paid in installments over two years, (d) an amount equal to (i) the greater of (1) the target annual incentive opportunity under the EMIP for the fiscal year in which the termination occurs or (2) the actual annual incentive payment earned for the immediately preceding fiscal year, plus (ii) his target annual incentive opportunity for the fiscal year in which the termination without Cause or resignation for Good Reason occurred, payable in a single cash lump sum payment, and (e) a single cash lump sum payment for COBRA benefits for a period of 18 months. Additionally, the Retention Agreement provides that if Mr. Bray’s employment is terminated other than for Cause or Mr. Bray terminates his employment for Good Reason, such termination shall be considered a “Retirement” for purposes of any outstanding equity awards to the extent the equity award contains a retirement provision. Notwithstanding anything to the contrary contained in the Omnibus Incentive Plan (or any successor or replacement plan thereto) or any award agreement granted thereunder other than the Value-Driver Retention and Performance Award, the Retention Agreement provides that Mr. Bray will be considered to have retired under the terms of all outstanding equity awards, irrespective of whether such award contemplates retirement and shall be (a) fully vested in all time-based awards, and (b) eligible for full vesting of all performance-based awards, based on actual performance. Additionally, in the event there is a Change in Control (as defined in the Omnibus Incentive Plan) and Mr. Bray’s employment or service to the Company or its affiliates (or any successors thereto) is terminated as a result of or in connection with such Change in Control, Mr. Bray is entitled to all of the rights and benefits he would be entitled to if his employment were terminated other than for Cause or on account of Good Reason as discussed above.
Mr. Weinbach
Under Mr. Weinbach’s Employment Agreement (the “Employment Agreement”), if Mr. Weinbach’s employment with us is terminated due to his death, disability or voluntary resignation, he (or his estate) is entitled to receive his Accrued Obligations. If we terminate Mr. Weinbach’s employment other than for Cause (as defined in the Employment Agreement) or if Mr. Weinbach terminates his employment for Good Reason (as defined in the Employment Agreement), Mr. Weinbach is entitled to (a) the Accrued Obligations, (b) if not previously paid prior to his termination date, his annual cash bonus under the EMIP for the fiscal year prior to the fiscal year in which the termination occurs, (c) an amount equal to 24 months’ worth of his base salary paid in installments over two years, (d) an amount equal to the greater of (1) the target annual incentive opportunity under the EMIP for the fiscal year in which the termination occurs or (2) the actual annual incentive payment earned for the immediately preceding fiscal year and (e) a single cash lump sum payment for COBRA benefits for a period of 18 months. Additionally, in the event there is a Change in Control (as defined in the Omnibus Incentive Plan) and Mr. Weinbach’s employment or service to the Company or its affiliates (or any successors thereto) is terminated as a result of or in connection with such Change in Control, Mr. Weinbach is entitled to all of the rights and benefits he would be entitled to if his employment were terminated other than for Cause or on account of Good Reason as discussed above.
Mr. Marshall
Under Mr. Marshall’s Employment and Transition Agreement, if Mr. Marshall’s employment with us is terminated due to his death, disability or voluntary resignation, he (or his estate) is entitled to receive his Accrued Obligations. If we terminate Mr. Marshall’s employment other than for Cause or Mr. Marshall terminates his employment for Good Reason (as defined in his offer letter) then he shall be entitled to (a) his Accrued Obligations and (b) the “Severance” payments and benefits described in his offer letter. Mr. Marshall’s offer letter provides that upon termination of Mr. Marshall’s employment by us without Cause, or if he terminates his employment for Good Reason he will receive severance benefits of (a) 12 months base salary plus 100% of the higher of his target bonus or his prior year’s bonus, (b) continuation of medical benefits for up to 12 months and (c) accelerated vesting of the next tranche of RSUs scheduled to vest for each grant awarded. Mr. Marshall’s Employment and Transition Agreement ended pursuant to its terms on December 31, 2024.
NEO Security
In light of elevated threat levels for corporate leaders in the United States and considering the consumer-facing industry we operate in; we conducted a detailed security and threat assessment with a third-party firm in 2024 and determined that enhanced security will be provided for Mr. Bray beginning in 2025. We require these security measures for the Company’s benefit because of the importance of Mr. Bray to our Company, and we believe that scope and costs of this enhanced security program are appropriate and necessary. More details regarding the associated costs will be provided as these enhanced security measures are implemented this year.
Tax and Accounting Implications
The Compensation Committee operates its compensation programs with the good faith intention of complying with Section 409A of the Code. We account for equity-based compensation with respect to our long-term equity incentive award programs in accordance with the requirements of FASB Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or FASB ASC Topic 718.
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally prohibits public companies from taking a tax deduction for compensation paid in excess of $1,000,000 to certain executive officers. Prior to its amendment as implemented by the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), Section 162(m) of the Code provided an exception from the compensation deduction limitations for compensation that was considered “qualified performance-based compensation” under the applicable regulations. The Tax Act’s amendment of Section 162(m) of the Code, among other things, eliminated, beginning in 2018, the exception to the compensation deduction limitations for “qualified performance-based compensation,” other than in limited circumstances.
In order to maintain flexibility, the Compensation Committee retains the authority to authorize compensation that may not be deductible if the Compensation Committee believes doing so is in the best interests of the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the above “Compensation Discussion and Analysis” with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in the Company’s 2025 Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

This report was submitted by the Compensation Committee on April 3, 2025 and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section18 of the Exchange Act.

Members of the Compensation Committee: Tagar Olson, Chair Roy Guthrie Steve Scheiwe

HISTORICAL EXECUTIVE COMPENSATION INFORMATION

Summary Compensation Table

The following table sets forth the annual compensation for our NEOs for 2024:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)

Jay Bray	2024	1,000,000	—	7,977,273	4,625,000	16,265	13,618,538

Chairman & Chief Executive Officer	2023	1,000,000	—	24,668,773	4,625,000	17,189	30,310,962

	2022	1,000,000	—	7,250,173	2,500,000	12,200	10,762,373

Kurt Johnson	2024	500,000	—	1,650,481	1,362,750	14,801	3,528,032

Executive Vice President & Chief Financial Officer	2023	478,846	—	600,015	1,230,000	14,549	2,323,410

	2022	385,577	—	500,015	476,000	12,200	1,373,792

Michael Weinbach	2024	706,731(4)	350,000(5)	2,000,046	2,775,000	13,022	5,844,799
President

Carlos Pelayo	2024	430,000	—	387,050	631,971	12,124	1,461,145

Executive Vice President & Chief Legal Officer	2023	353,923(6)	250,000(7)	637,066	553,656	13,405	1,808,050

Michael Rawls	2024	450,000	—	850,014	1,242,000	15,300	2,557,314

Executive Vice President & CEO Xome	2023	450,000	—	850,040	1,026,000	15,149	2,341,189

	2022	450,000	—	1,158,060	756,000	12,362	2,376,422

Christopher Marshall	2024	750,000	—	3,794,403	3,512,500	18,217	8,075,120

Former Vice Chairman & Former President	2023	750,000	—	4,317,539	3,512,500	20,465	8,600,504

	2022	750,000	—	4,150,101	1,500,000	12,056	6,412,157

(1)

The amounts reported in the Stock Awards column reflect the aggregate grant date fair value as computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation excluding the effect of estimated forfeitures during the applicable vesting periods, of RSUs or PSUs granted to our NEOs. The amount of the PSUs that vest is subject to the achievement of certain performance criteria at the end of (a) a one-year and three-year performance period for the 2022 PSUs and (b) a three-year performance period for the 2023 and 2024 PSUs. Assumptions used for determining the value of the awards reported in these columns are set forth in our Annual Report on Form 10-K for the year ended December 31, 2024 in Note 14 to the Consolidated Financial Statements, “Stockholders’ Equity and Employee Benefit Plans.” See “Compensation Discussion and Analysis – Long-Term Incentive Awards” and the Grants of Plan based Awards for 2024 and the accompanying notes for information with respect to vesting of these awards.

(2)	These amounts represent non-equity payments for annual bonus awards which were paid in the first quarter of 2025 but represent awards with respect to the Company’s and individual performance in 2024.

(3)

Includes for 2024 (a) for Mr. Bray, a contribution to his 401(k) Plan account of $13,800, (b) for Mr. Johnson, a contribution to his 401(k) Plan account of $13,800, (c) for Mr. Weinbach, a contribution to his 401(k) Plan account of $12,326, (d) for Mr. Pelayo, a contribution to his 401(k) Plan account of $11,246, (e) for Mr. Rawls, a contribution to his 401(k) Plan account of $13,737 and (f) for Mr. Marshall, a contribution to his 401(k) Plan account of $13,800.

(4)	Represents actual salary paid to Mr. Weinbach based on his start date of January 8, 2024.

(5)	Represents a sign-on award in connection with Mr. Weinbach joining the Company in January 2024.

(6)	Represents actual salary paid to Mr. Pelayo based on his start date of February 21, 2023.

(7)	Represents a sign-on award in connection with Mr. Pelayo joining the Company in February 2023.

Grants of Plan Based Awards for 2024

The following table sets forth, for each of our NEOs, the grants of awards under any plan during the year 2024, as described in further detail in the sections titled “Annual Cash Incentive Awards” and “Long-Term Incentive Awards:”

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
		Date of Compensation Committee Approval	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Jay Bray

Annual Bonus	—	—	1,250,000	2,500,000	5,000,000	—	—	—	—	—

Incentive Plan-RSUs	03/01/2024	02/05/2024	—	—	—	—	—	—	50,856	3,625,016

Incentive Plan-PSUs	03/01/2024	02/05/2024	—	—	—	25,428	50,856	101,712	—	4,352,257

Kurt Johnson

Annual Bonus	—	—	375,000	750,000	1,500,000	—	—	—	—	—

Incentive Plan-RSUs	03/01/2024	02/05/2024	—	—	—	—	—	—	10,522	750,008

Incentive Plan-PSUs	03/01/2024	02/05/2024	—	—	—	5,261	10,522	21,044	—	900,473

Michael Weinbach

Annual Bonus	—	—	750,000	1,500,000,	3,000,000	—	—	—	—	—

Incentive Plan-RSUs	03/01/2024	02/05/2024	—	—	—	—	—	—	28,059	2,000,046

Carlos Pelayo

Annual Bonus	—	—	193,500	387,000	774,000	—	—	—	—	—

Incentive Plan-RSUs	03/01/2024	02/05/2024	—	—	—	—	—	—	5,430	387,050

Michael Rawls

Annual Bonus	—	—	540,000	1,080,000	2,160,000	—	—	—	—	—

Incentive Plan-RSUs	03/01/2024	02/05/2024	—	—	—	—	—	—	11,925	850,014

Christopher Marshall

Annual Bonus	—	—	2,500,000	2,875,000	3,625,000	—	—	—	—	—

Incentive Plan-RSUs	03/01/2024	02/05/2024	—	—	—	—	—	—	29,567	2,107,536

Incentive Plan-PSUs	03/01/2024	02/05/2024	—	—	—	9,856	19,711	39,422	—	1,686,867

(1)

The amounts reported in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column represent the potential payouts of awards under our annual bonus plan subject to the achievement of certain performance measures. The actual amount of the awards made to our NEOs is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)

The amounts reported in the Estimated Future Payouts Under Equity Incentive Plan Awards column represent the threshold, target and maximum number of shares issuable with respect to performance share units granted in March 2024. The performance share units are settled in shares of common stock, in an amount from 0% to 200% of the number of units awarded, based 50% on the Company’s annualized tangible book value and 50% on Relative TSR over a three-year period commencing on January 1, 2024. (see “Compensation Discussion and Analysis – Long-Term Incentive Awards”).

(3)	Represents awards of time-based restricted stock units that vest in one-third installments on each of the first three anniversaries of the grant date of the award.

(4)

Represents the aggregate grant date fair value as computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation excluding the effect of estimated forfeitures during the applicable vesting periods, of RSUs or PSUs granted to our NEOs. The RSU awards were valued at $71.28 per share. Fifty percent of the PSU awards were valued at $71.28 per share, and fifty percent were valued at $99.88 per share. Assumptions used for determining the value of the awards reported in these columns are set forth in our Annual Report on Form 10-K for the year ended December 31, 2024 in Note 14 to the Consolidated Financial Statements, “Stockholders’ Equity and Employee Benefit Plans.”

Outstanding Equity Awards at Fiscal Year End

The following table sets forth, for each of our NEOs, their outstanding equity awards as of December 31, 2024, as described in greater detail in the in the section “Long-Term Incentive Awards:”

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights That Have Not Vested ($)(1)

Jay Bray	03/01/2022	—	—	129,562(2)	12,439,248

	03/01/2022	22,999(3)	2,208,134	—	—

	03/01/2023	52,077(4)	4,999,913	—	—

	03/23/2023	—	—	166,324(5)	15,968,767

	11/01/2023	—	—	318,416(5)	30,571,120

	11/01/2023	106,139(6)	10,190,405	—	—

	03/01/2024	—	—	101,712(5)	9,765,369

	03/01/2024	50,856(7)	4,882,685	—	—

Kurt Johnson	03/01/2022	3,286(8)	315,489	—	—

	03/01/2023	8,620(9)	827,606	—	—

	03/01/2024	—	—	21,044(5)	2,020,434

	03/01/2024	10,522(10)	1,010,217	—	—

Michael Weinbach	03/01/2024	28,059(11)	2,693,945	—	—

Carlos Pelayo	03/01/2023	9,153(12)	878,780	—	—

	03/01/2024	5,430(13)	521,334	—	—

Michael Rawls	03/01/2022	7,611(14)	730,732	—	—

	03/01/2023	12,212(15)	1,172,474	—	—

	03/01/2024	11,925(16)	1,144,919	—	—

Christopher Marshall	03/01/2022	—	—	74,282(2)	7,131,815

	03/01/2022	13,142(17)	1,261,763	—	—

	03/01/2023	30,528(17)	2,930,993	—	—

	03/23/2023	—	—	97,500(5)	9,360,975

	03/01/2024	—	—	39,422(5)	3,784,906

	03/01/2024	29,567(17)	2,838,728	—	—

(1)	Based on the closing market price of our common stock on December 31, 2024, which was $96.01.

(2)

Because the actual performance achieved for the TSR performance condition was above the maximum performance level on December 31, 2024, the number of shares underlying the awards is based on maximum financial performance. On March 3, 2025, the Compensation Committee determined that three-year performance was above the maximum performance level, and Mr. Bray earned 129,562 shares and Mr. Marshall earned 74,282 shares.

(3)	This award of restricted stock units is subject to vesting. 22,999 units vested on March 1, 2025.

(4)	This award of restricted stock units is subject to vesting. 25,999 units vested on March 1, 2025 and 26,078 units will vest on March 1, 2026.

(5)

Because the actual performance achieved for the Tangible Book Value and Relative TSR performance conditions was above the target performance level on December 31, 2024, the number of shares underlying the awards is based on maximum financial performance.

(6)	This award of restricted stock units is subject to vesting. 53,069 units will vest on December 31, 2026 and 53,070 units will vest on December 31, 2028.

(7)	This award of restricted stock units is subject to vesting. 16,935 units vested on March 1, 2025, 16,935 units will vest on March 1, 2026 and 16,986 units will vest on March 1, 2027.

(8)	This award of restricted stock units is subject to vesting. 3,286 units vested on March 1, 2025.

(9)	This award of restricted stock units is subject to vesting. 4,303 units vested on March 1, 2025 and 4,317 units will vest on March 1, 2026.

(10)	This award of restricted stock units is subject to vesting. 3,503 units vested on March 1, 2025, 3,504 units will vest on March 1, 2026 and 3,515 units will vest on March 1, 2027.

(11)	This award of restricted stock units is subject to vesting. 9,343 units vested on March 1, 2025, 9,344 units will vest on March 1, 2026 and 9,372 units will vest on March 1, 2027.

(12)	This award of restricted stock units is subject to vesting. 4,569 units vested on March 1, 2025 and 4,584 units will vest on March 1, 2026.

(13)	This award of restricted stock units is subject to vesting. 1,808 units vested on March 1, 2025, 1,808 units will vest on March 1, 2026 and 1,814 units will vest on March 1, 2027.

(14)	This award of restricted stock units is subject to vesting. 7,611 units vested on March 1, 2025.

(15)	This award of restricted stock units is subject to vesting. 6,097 units vested on March 1, 2025 and 6,115 units will vest on March 1, 2026.

(16)	This award of restricted stock units is subject to vesting. 3,971 units vested on March 1, 2025, 3,971 units will vest on March 1, 2026 and 3,983 units will vest on March 1, 2027.

(17)	This award of restricted stock units vested in full on January 1, 2025, as a result of Mr. Marshall’s retirement.

Stock Vested for 2024

The following table provides information on the vesting of shares of Mr. Cooper Group common stock for our NEOs in 2024:

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Jay Bray	452,178	32,396,599

Kurt Johnson	10,766	767,400

Michael Weinbach	—	—

Carlos Pelayo	4,568	325,607

Michael Rawls	24,304	1,732,389

Christopher Marshall	224,354	16,076,060

(1)	Values calculated by multiplying the number of PSUs and RSUs, as applicable, that vested by the fair market value per share of our common stock on each vesting date.

Potential Payments upon Termination or Change of Control

We have entered into contractual arrangements with certain our NEOs that provide for payments, acceleration of vesting or other benefits upon a termination of employment in certain circumstances. The discussion in the CD&A describes these contractual arrangements in greater detail. The table below estimates the value of payments and benefits that each NEO would have been entitled to receive had his employment terminated on December 31, 2024, under various hypothetical circumstances. Also, the table reflects potential payments related to a change-in-control and subsequent qualified termination within a specified window. The amounts shown in the table do not include payments and benefits, such as accrued salary and accrued vacation, to the extent that they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. If the termination of employment was due to disability, all salaried employees, including our NEOs, are entitled to receive a monthly long-term benefit of up to $25,000, which would begin six months following the determination of disability and continue until the person reaches the age of 65 years. The actual amounts to be paid can only be determined at the time of a NEO’s separation from the Company or a change in control. Mr. Marshall is not included in the table below because his employment with us ended on January 1, 2025, due to his retirement from the Company. As a result of his retirement, Mr. Marshall’s unvested RSUs immediately vested on January 1, 2025 and will be delivered on their regular vesting schedule and his unvested PSUs remain outstanding and eligible to vest in accordance with their terms.

Name	Death ($)	Disability ($)	Termination Without Cause ($)	Retirement ($)	Change in Control ($)

Jay Bray
Salary	—	—	2,000,000(1)	—	2,000,000(1)
Annual Bonus	—	—	9,250,000(2)	—	9,250,000(2)
Accelerated Vesting of RSUs	22,281,137(3)	22,281,137(3)	12,090,731(5)	12,090,731(6)	22,281,137(3)
Accelerated Vesting of PSUs	28,563,551(4)	28,563,551(4)	—(5)	—(7)	52,620,393(4)
Medical Coverage	—	—	48,809(9)	—	48,809(9)
Life Insurance	2,500,000(8)	—	—	—	—

Total	53,344,688	50,844,688	23,389,540	12,090,731	86,200,338

Kurt Johnson
Salary	—	—	—	—	—
Annual Bonus	—	—	—	—	—
Accelerated Vesting of RSUs	2,153,312(3)	2,153,312(3)	—	—	2,153,312(3)
Accelerated Vesting of PSUs	337,091(4)	337,091(4)	—	—	1,207,230(4)
Medical Coverage	—	—	—	—	—
Life Insurance	1,500,000(8)	—	—	—	—

Total	3,990,403	2,490,403	—	—	3,360,542

Michael Weinbach
Salary	—	—	1,500,000(1)	—	1,500,000(1)
Annual Bonus	—	—	4,275,000(2)	—	4,275,000(2)
Accelerated Vesting of RSUs	2,693,945(3)	2,693,945(3)	—	—	2,693,945(3)
Medical Coverage	—	—	41,342(9)	—	41,342(9)
Life Insurance	2,000,000(8)	—	—	—	—

Total	4,693,945	2,693,945	5,816,342	—	8,510,287

Carlos Pelayo
Salary	—	—	—	—	—
Annual Bonus	—	—	—	—	—
Accelerated Vesting of RSUs	1,400,114(3)	1,400,114(3)	—	—	1,400,114(3)
Medical Coverage	—	—	—	—	—
Life Insurance	1,360,000(8)	—	—	—	—

Total	2,760,114	1,400,114	—	—	1,400,114

Michael Rawls
Salary	—	—	—	—	—
Annual Bonus	—	—	—	—	—
Accelerated Vesting of RSUs	3,048,125(3)	3,048,125(3)	—	3,048,125(3)	3,048,125(3)
Medical Coverage	—	—	—	—	—
Life Insurance	1,400,000(8)	—	—	—	—

Total	4,448,125	3,048,125	—	3,048,125	3,048,125

(1)

Represents an amount equal to his base salary as of December 31, 2024. Pursuant to the Employment and Retention Agreement with Mr. Bray described above, upon a termination of employment by us without cause, or if he terminates his employment for good reason, or if his employment is terminated due to a change in control, he is entitled to twenty-four months of base salary. Pursuant to the Employment Agreement with Mr. Weinbach described above, upon a termination of employment by us without cause, or if he terminates his employment for good reason, or if his employment is terminated due to a change in control, he is entitled to twenty-four months of base salary.

(2)

Pursuant to the Employment and Retention Agreement with Mr. Bray described above, upon a termination of employment by us without cause, or if he terminates his employment for good reason, or if his employment is terminated due to a change in control, he is entitled to an amount equal to (a) the greater of (i) the target bonus opportunity for the fiscal year in which the termination occurs or (ii) the actual annual incentive payment earned for the immediately preceding fiscal year, plus (b) his target bonus opportunity for the fiscal year in which the termination without cause or resignation for good reason occurred. Pursuant to the Employment Agreement with Mr. Weinbach described above, upon a termination of employment by us without cause, or if he terminates his employment for good reason, if his employment is terminated due to a change in control, he is entitled to an amount equal to an amount equal to the greater of (i) the target bonus opportunity for the fiscal year in which the termination occurs or (ii) the actual annual incentive payment earned for the immediately preceding fiscal year.

(3)

Pursuant to the RSU award agreements granting each of Messrs. Bray, Johnson, Weinbach, Pelayo and Rawls RSU awards under our Omnibus Incentive Plan, in the event our NEO’s employment terminates (i) as a result of his death or disability, (ii) prior to the first anniversary of a change in control or (iii) without cause or for good reason, all unvested RSU awards shall immediately vest. This is based on the closing market price of $96.01 on December 31, 2024.

(4)

Pursuant to the PSU award agreements granting each of Messrs. Bray’s and Johnson’s PSU awards under our Omnibus Incentive Plan, in the event our NEO’s employment terminates (a) as a result of his death or disability, a pro-rated amount of PSUs shall immediately vest based on actual performance on the date of the death or disability and (b) in the event of a change of control, all unvested PSUs shall immediately vest based on actual performance through the date the change in control.

(5)

Pursuant to the Employment and Retention Agreement with Mr. Bray described above, upon a termination of employment by us without cause, or if he terminates his employment for good reason, Mr. Bray’s termination shall be considered a “Retirement,” and (a) he will be fully vested in all RSU awards, other than the Value-Driver Retention and Performance Award and (b) any unvested PSUs remain outstanding and eligible to vest in accordance with their terms, other than the Value-Driver Retention and Performance Award. For the RSU Awards, the value is based on the closing market price of $96.01 on December 31, 2024. As of December 31, 2024, the PSU awards would be valued at $52,620,393. Actual future PSU payouts are based on the final performance of the awards and could differ materially.

(6)

Pursuant to certain RSU award agreements granting Mr. Bray RSU awards under our Omnibus Incentive Plan other than the Value-Driver Retention and Performance Award, in the event Mr. Bray’s employment terminates due to retirement, any unvested RSUs immediately vest on the date of termination and are delivered on the regular vesting schedule. This is based on the closing market price of $96.01 on December 31, 2024.

(7)

Pursuant to certain PSU award agreements granting Mr. Bray PSU awards under our Omnibus Incentive Plan other than the Value-Driver Retention and Performance Award, in the event Mr. Bray’s employment terminates due to retirement, any unvested PSUs remain outstanding and eligible to vest in accordance with their terms. As of December 31, 2024, the PSU awards would be valued at $52,620,393. Actual future PSU payouts are based on the final performance of the awards and could differ materially.

(8)	Represents payments made pursuant to our employee group term life insurance and our executive life insurance policies.

(5)

Pursuant to the Employment and Retention Agreement with Mr. Bray described above, upon a termination of employment by us without cause, or if he terminates his employment for good reason or if his employment is terminated due to a change in control, he is entitled to a single cash lump sum payment for COBRA benefits for a period of eighteen months. Pursuant to the Employment Agreement with Mr. Weinbach described above, upon a termination of employment by us without cause, or if he terminates his employment for good reason or if his employment is terminated due to a change in control, he is entitled to a single cash lump sum payment for COBRA benefits for a period of eighteen months.

CEO Pay Ratio

Under the SEC rules adopted pursuant to the Dodd-Frank Act of 2010, we calculated the total compensation paid to our median employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chairman & CEO. The pay ratio below is based on our Chairman & CEO’s 2024 total annual compensation.

The 2024 total annual compensation of our CEO was $13,168,538 and the median employee, excluding our CEO, was $46,755, resulting in a ratio of 291:1.

We identified the median employee by using total cash compensation (salary, wages and bonus) as reflected in our payroll records for India and the U.S., as reported to the Internal Revenue Service on Form W-2 for fiscal year 2024 for U.S. employees, who were employed by us on December 31, 2024, the last day of our payroll year, excluding our Chairman & CEO. We included all employees, whether employed on a full-time, part-time, or seasonal basis. Our employee population as of December 31, 2024 consisted of approximately 7,900 individuals. We did not make any assumptions, adjustments, or estimates with respect to compensation and did not annualize the compensation for any full-time employees that were not employed by us for all of 2024. With respect to the annual total compensation of our Chairman & CEO, we used the amount reported in the “Total” column of our Summary Compensation Table above.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pay Versus Performance
The
SEC has adopted a rule requiring annual disclosure of pay versus performance which shows the relationship between executive compensation actually paid and the Company’s performance. The following pay versus performance disclosure is based on permitted methodology pursuant to the SEC guidance under Item 402(v) of Regulation S-K. Our CEO is the principal executive officer (“PEO”). The following table sets forth information concerning the compensation of our PEO and other NEOs for each of the fiscal years ending December 31, 2020, 2021, 2022, 2023 and 2024 and our financial performance for each such fiscal year:

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (1,2,3)	Average Summary Compensation Table Total for Non-PEO NEOs (1)	Average Compensation Actually Paid to Non-PEO NEOs (1,2,3)	TSR	Peer Group TSR (4)	Net Income (millions)	Tangible Book Value (millions)
2024	$13,618,538	$48,562,758	$4,293,282	$8,125,624	$767	$182	$669	$4,553

2023	$30,310,962	$60,423,730	$3,097,390	$8,082,513	$521	$121	$500	$4,113

2022	$10,762,373	$10,654,884	$2,808,655	$2,810,727	$321	$111	$923	$3,929

2021	$8,761,455	$19,701,296	$3,359,019	$5,536,118	$333	$126	$1,454	$3,233

2020	$9,261,290	$40,893,899	$3,689,256	$12,707,838	$248	$96	$307	$2,353

(1)	The PEO in each covered year is Jay Bray. The individuals comprising the Non-PEO NEOs for each covered year presented are listed below:

2020	2021	2022	2023	2024
Eldridge Burns	Eldridge Burns	Jaime Gow	Jaime Gow	Kurt Johnson
Tony Ebers	Tony Ebers	Kurt Johnson	Kurt Johnson	Christopher Marshall
Christopher Marshall	Christopher Marshall	Christopher Marshall	Christopher Marshall	Carlos Pelayo
Michael Rawls	Michael Rawls	Michael Rawls	Carlos Pelayo	Michael Rawls
			Michael Rawls	Michael Weinbach

(2)
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table total with certain adjustments as described in footnote 3 below.

(3)	Adjustments:

	2020		2021		2022		2023		2024

	PEO ($)	Average non-PEO NEOs ($)	PEO ($)	Average non-PEO NEOs ($)	PEO ($)	Average non-PEO NEOs ($)	PEO ($)	Average non-PEO NEOs ($)	PEO ($)	Average non-PEO NEOs ($)

Total Amounts Reported in the Summary Compensation Table for Applicable FY	9,261,290	3,689,256	8,761,455	3,359,019	10,762,373	2,808,655	30,310,962	3,097,390	13,618,538	4,293,282

Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	(3,500,000)	(937,504)	(4,750,000)	(1,612,511)	(7,250,173)	(1,527,056)	(24,668,773)	(1,280,932)	(7,977,273)	(1,736,399)

Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	16,442,974	3,646,734	7,960,519	2,036,075	4,777,273	1,069,909	31,666,309	2,543,572	11,177,132	2,390,216

Increase/deduction for Awards Granted during a Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	18,658,901	6,298,140	6,974,323	1,453,292	(1,107,235)	(163,698)	13,560,323	2,618,154	25,103,181	2,265,368

	2020		2021		2022		2023		2024

	PEO ($)	Average non-PEO NEOs ($)	PEO ($)	Average non-PEO NEOs ($)	PEO ($)	Average non-PEO NEOs ($)	PEO ($)	Average non-PEO NEOs ($)	PEO ($)	Average non-PEO NEOs ($)

Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	–	–	–	–	–	–	–	–	–	–

Increase/deduction for Awards Granted during a Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	30,734	11,212	754,999	300,243	3,472,646	622,917	9,554,909	1,104,329	6,641,180	913,157

Deduction of ASC 718 Fair Value of Awards Granted during a Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	–	–	–	–	–	–	–	–	–	–

Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	–	–	–	–	–	–	–	–	–	–

Increase based on Incremental Fair Value of Options/SARs Modified during Applicable FY	–	–	–	–	–	–	–	–	–	–

Deduction for Change in the Actuarial Present Values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of the Summary Compensation Table for Applicable FY	–	–	–	–	–	–	–	–	–	–

Increase for Service Cost and, if applicable, Prior Service Cost for Pension Plans	–	–	–	–	–	–	–	–	–	–

TOTALS	40,893,899	12,707,838	19,701,296	5,536,118	10,654,884	2,810,727	60,423,730	8,082,513	48,562,758	8,125,624

(4)
We selected the S&P Composite 1500 Financials Index as our peer group for purposes of this disclosure. This index is also utilized in (a) our Annual Reports on Form 10-K in connection with the required performance graph and (b) our 2024 PSU plan to measure Relative TSR.

Relationship Between Pay and Performance
The charts below reflect the CAP for the Company’s PEO and the average CAP for the non-PEO NEOs, respectively, and their relation to TSR, net income and the Company’s selected measure, tangible book value.

As demonstrated in the tables above, the amount of CAP is generally aligned with (a) Company TSR, (b) Company net income and (c) tangible book value. In particular, CAP is aligned with Company TSR given that a significant portion of our executive’s compensation is in the form of equity. Further, the Company’s TSR consistently outperformed the S&P Composite 1500 Financials Index over the reporting period.
The significant year-over-year change in the CAP for the Company’s PEO is due to the $15 million one-time highly-performance-based equity award granted in 2023 as part of his employment and retention agreement and because of the significant appreciation of our stock price, which impacts all outstanding equity awards that are included in the CAP calculation.
2024 Performance Measures
For fiscal year 2024, our Compensation Committee identified the performance measures listed below (listed in no particular order) as the most important in its compensation-setting process for our NEOs:

Financial Performance Measures

Tangible Book Value	Relative TSR	Adjusted EBT
The Compensation Committee identified tangible book value, Relative TSR and Adjusted EBT as our “most important” measures that are tied to executive compensation outcomes. These measures are used in our incentive awards, which constitute the largest share of our NEOs’ pay. These measures influence payout decisions and impact the value of the Company, which in turn is reflected in the value of CAP for our PEO and NEOs. Refer to our Compensation Discussion and Analysis section above and Annex A—Non-GAAP Measures for definitions of non-GAAP measures utilized herein.
Equity Compensation Plan Information
The following table sets forth information as of December 31, 2024, with respect to shares of common stock that may be issued under our Incentive Plan:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Available for Future Issuance Under Equity Compensation Plans (2)

Equity Compensation Plans approved by stockholders (3)(4)	2,057,599	—	10,435,690

Equity Compensation Plans not approved by stockholders	—	—	—

Total	2,057,599	—	10,435,690

(1)
Includes shares of the Company’s common stock in the amount of (a) 948,262, which represents the maximum number of shares that may be issued upon the vesting of performance stock units granted under the Omnibus Incentive Plan if maximum performance goals are achieved for each performance cycle, (b) 988,950, which may be issued upon the vesting of restricted stock units granted under the Omnibus Incentive Plan, (c) 116,019, the receipt of which has been deferred by our independent directors and (d) 4,368, the receipt of which has been deferred due to the retirement of certain employees.

(2)	Represents shares underlying awards that have been granted under the terms of the Omnibus Incentive Plan.

(3)
Reflects securities available for issuance under the Omnibus Incentive Plan. Under the terms of the Omnibus Incentive Plan, any award, other than an option or stock appreciation right, will count as 2.0 shares against the remaining pool.

(4)
For additional information, please see Note 14 to the Consolidated Financial Statements, “Stockholders’ Equity and Employee Benefit Plans” in our Annual Report on Form 10-K for the year ended December 31, 2024.

PROPOSAL 2: ADVISORY VOTE ON SAY ON PAY

In accordance with Section 14A of the Exchange Act, we are providing stockholders with an opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the rules of the SEC.

The Compensation Committee regularly reviews the compensation programs for our NEOs to ensure that they achieve the desired goals of aligning the interests of executive management with stockholders, attracting, retaining and motivating high-quality executive officers and creating long-term value. We urge you to read the Compensation Discussion and Analysis section of this proxy statement, which describes how the executive compensation program reflects our compensation philosophy and objectives and the decisions made by the Compensation Committee for 2024 in detail.

We are asking stockholders to indicate their support for the NEO compensation described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, the Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s NEOs, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables and the related narrative.”

Because your vote is advisory, it will not be binding upon the Board. However, the Board values stockholders’ opinions, and the Compensation Committee and the Board will take into account the outcome of the vote when considering future executive compensation decisions.

THE BOARD RECOMMENDS A VOTE FOR THE ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY

OF SAY-ON-PAY VOTES

In accordance with Section 14A of the Exchange Act, we are providing stockholders with an opportunity to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers. You may specify whether you prefer the vote to occur every year, two years, three years or may abstain from voting on this proposal. We previously have held say-on-pay advisory votes every year, and the Board recommends that future say-on-pay advisory votes occur every year. Stockholders will have an opportunity to cast an advisory vote on the frequency of the say-on-pay advisory vote at least every six years.

The option that receives the highest number of votes cast by stockholders will be deemed to be the choice of the frequency for the advisory vote on executive compensation that has been selected by stockholders. Although this advisory vote is non-binding, the Compensation Committee and the Board will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

THE BOARD RECOMMENDS A VOTE FOR “1 YEAR” ON THIS PROPOSAL.

AUDIT FUNCTION

Report of the Audit & Risk Committee

Management is responsible for our overall financial reporting process. Ernst & Young LLP is responsible for expressing opinions on the conformity of our audited consolidated financial statements with U.S. generally accepted accounting principles. The Audit & Risk Committee’s responsibility is to monitor and oversee these processes. The Audit & Risk Committee is also solely responsible for the selection and termination of our independent registered public accounting firm, including the approval of audit fees and any non-audit services provided by and fees paid to the independent registered public accounting firm.

In this context, the Audit & Risk Committee:

•

has met and held discussions with management of the Company, who represented to the Audit & Risk Committee that our audited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles;

•

has reviewed and discussed the audited consolidated financial statements and discussed with the independent registered public accounting firm the matters required to be discussed under the applicable standards adopted by the Public Company Accounting Oversight Board;

•

has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit & Risk Committee concerning independence and discussed with the independent registered public accounting firm its independence; and

•	participated in the certification process relating to the filing of certain reports pursuant to the Exchange Act.

Based on the review and discussions referred to above, the Audit & Risk Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC.

This report was submitted by the Audit & Risk Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.

Members of the Audit & Risk Committee*

Roy Guthrie, Chair
Daniela Jorge
Steven Scheiwe

*

On February 11, 2025, the composition of the Audit & Risk Committee changed. Throughout 2024 and until February 11, 2025, the members were Mr. Guthrie (Chair), Ms. Jorge and Mr. Scheiwe. These individuals are listed on the report above in the roles in which they served at the time the matters in this report were discussed.

PROPOSAL 4: RATIFICATION OF APPOINTMENT

OF INDEPENDENT AUDITORS

The Audit & Risk Committee has appointed Ernst & Young LLP (“E&Y”) as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2025. The Board is asking stockholders to ratify this appointment. Although SEC regulations and NASDAQ listing requirements require our independent registered public accounting firm to be engaged, retained and supervised by the Audit & Risk Committee, the Board considers the selection of an independent registered public accounting firm to be an important matter to stockholders and a key corporate governance issue. If the appointment of E&Y is not ratified, the matter of the appointment of the independent registered public accounting firm will be re-considered by the Audit & Risk Committee.

We anticipate that a representative of E&Y will attend the annual meeting, will be available to respond to appropriate questions and will have an opportunity to make a statement.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional services rendered by E&Y for each of the last two fiscal years:

	2024	2023

Audit Fees(1)	$5,686,800	$5,929,300

Audit-Related Fees(2)	811,300	833,250

Tax Fees(3)	1,109,988	1,198,661

All Other Fees(4)	3,838	3,838

Total	$7,611,936	$7,965,049

(1)

Audit fees include fees related to the annual integrated audits of our consolidated financial statements, including internal control over financial reporting, the reviews of our interim consolidated financial statements related to our quarterly reports on Form 10-Q and other services that generally only the independent registered public accountant can provide such as the issuance of comfort letters and consents

(2)

Audit-related fees generally include fees related to the performance of other attest engagements under professional auditing standards, including internal control-related engagements, Regulation AB and other servicer compliance-related engagements and the audit of an employee benefit plan.

(3)

Tax fees relate to the performance of tax compliance services, including the preparation, review and filing of tax returns and consulting services for various matters, including an assessment of certain federal and state tax credits.

(4)	This amount relates to the subscription to E&Y’s web-based accounting and auditing research library.

Audit & Risk Committee’s Pre-Approval Policies and Procedures

The Audit & Risk Committee must approve any service to be performed by our independent registered public accounting firm in advance of the service being performed. The Audit & Risk Committee approved in advance the services performed in 2024 and 2023 by our independent registered public accounting firm.

BENEFICIAL OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table shows, as of March 24, 2025, the beneficial ownership of shares of Mr. Cooper Group common stock by: (a) each director, (b) our NEOs for 2024, (c) all of our directors and executive officers as a group and (d) each stockholder known to us to beneficially own more than 5% of Mr. Cooper Group common stock. Beneficial ownership means that the individual has or shares voting power or investment power with respect to the shares of Mr. Cooper Group common stock or the individual has the right to acquire the shares within 60 days of March 24, 2025.

Name	Shares beneficially owned(1)	% of shares outstanding

Directors and NEOs(2)
Jay Bray(3)	817,387	1.28%
Andrew Bon Salle	—	*
Roy Guthrie(4)	70,500	*
Daniela Jorge(4)	7,201	*
Shveta Mujumdar(4)	23,743	*
Tagar Olson(4)	23,309	*
Steven Scheiwe(4)(5)	81,402	*
Kurt Johnson	54,226	*
Christopher Marshall	67,236	*
Carlos Pelayo	6,520	*
Michael Rawls	32,895	*
Michael Weinbach	21,573	*
All directors and executive officers as a group (10 persons)(6)	1,105,861	1.73%

5% Stockholders

BlackRock, Inc. 50 Hudson Yards New York, NY 10001	10,228,991(7)	15.99%

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	7,626,038(8)	11.92%

*	Indicates less than one percent.

(1)	Includes with respect to each of the following NEOs, directors and all executive officers and directors as a group, restricted stock units which vest within 60 days of March 24, 2025:

Name	Restricted Stock Units

Directors and NEOs

Jay Bray	—

Andrew Bon Salle	—

Roy Guthrie	1,499

Daniela Jorge	1,499

Shveta Mujumdar	1,499

Tagar Olson	1,499

Steven Scheiwe	1,499

Kurt Johnson	—

Carlos Pelayo	—

Michael Weinbach	—

All directors and executive officers as a group (10 persons)	7,495

(2)	The address for each Director and NEO is 8950 Cypress Waters Blvd., Coppell, Texas 75019.

(3)	Shares held in the name of the Jesse K. Bray Living Trust, under which Mr. Bray is the trustee.

(4)

Total includes shares for which no voting or investment power currently exists, the receipt of which has been deferred by (a) Mr. Guthrie in the amount of 52,030 shares, (b) Ms. Jorge in the amount of 3,143 shares, (c) Ms. Mujumdar in the amount of 2,559 shares, (d) Mr. Olson in the amount of 21,810 shares and (e) Mr. Scheiwe in the amount of 21,810 shares, who could obtain their respective deferred shares within 60 days of March 24, 2025 under certain circumstances.

(5)	Includes 32,803 shares held in the name of the Scheiwe Family Living Trust, under which Mr. Scheiwe is a trustee.

(6)	Excludes (a) Chris Marshall who ceased being an executive officer on January 31, 2024 and (b) Michael Rawls who ceased being an executive officer on February 11, 2025.

(7)

Based solely on a Schedule 13G/A filed with the SEC on November 8, 2024, by BlackRock, Inc. According to the filing, the beneficial owner has indicated that it has sole voting power to vote 10,068,907 shares and sole dispositive power with respect to 10,228,991 shares. These stockholders have indicated that the aggregate amount beneficially owned by each reporting person is 10,228,991 shares.

(8)

Based solely on a Schedule 13G/A filed with the SEC on February 13, 2024, by The Vanguard Group. According to the filing, the beneficial owner has indicated that it has no sole voting power, shared voting power to vote 56,133 shares, sole dispositive power with respect to 7,497,836 shares and shared dispositive power with respect to 128,202 shares. These stockholders have indicated that the aggregate amount beneficially owned by each reporting person is 7,626,038 shares.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Related-Party Transaction Policy

The Board recognizes the importance of avoiding conflicts of interest between us and our employees, directors and affiliates of our employees and directors and any person who is the beneficial owner or more than 5% of Mr. Cooper Group voting securities (each, a “related party”). Our Code of Business Conduct and Ethics requires directors and executive officers, including their affiliates, to avoid any activity, interest or relationship that would create, or might appear to others to create, a conflict of interest with us. Accordingly, our Board has adopted a written policy regarding the approval of any related-party transaction, which is any transaction or series of transactions involving us or any of our consolidated subsidiaries and a related party where the aggregate amount involved will or may be expected to exceed $120,000 and the related party has a direct or indirect material interest. In addition, under our policy, the provision of mortgage origination and mortgage servicing to our directors, executive offices and their immediate family members is not considered a related-party transaction, provided that the transaction is (a) on substantially the same terms for comparable services provided to non-affiliates or (b) pursuant to Company policy or programs.

Pursuant to this policy and our related procedures, directors (including director nominees), executive officers and employees are required to report to our legal department any related-party transactions or circumstances that may create or appear to create a conflict between the personal interests of the individual and the interests of the Company. These transactions are then reported to the NCG Committee. The disinterested members of the NCG Committee who do not have material direct or indirect interests evaluates each related-party transaction to determine if the transaction is fair, reasonable and within Company policy and whether it should be ratified and approved. Additionally, the NCG Committee may determine that the Board should approve or ratify any related-party transaction. If the chairman of the NCG Committee determines that it is not practicable or desirable for the Company to wait until the next regularly-scheduled meeting of the NCG Committee, the chairman may approve or ratify related-party transactions and report to the full NCG Committee at its next regularly-scheduled committee meeting any approvals or ratifications made by the chairman. In addition, we also make inquiries of management personnel and, as appropriate, third parties and other resources for purposes of identifying related-party transactions. The NCG Committee considers various factors, including the benefit of the transaction to the Company, the terms of the transaction and whether they are at arm’s-length and in the ordinary course of the Company’s business, the direct or indirect nature of the related-person’s interest in the transaction, the size and expected term of the transaction and other facts and circumstances that bear on the materiality of the related-party transaction under applicable law and listing standards.

OTHER MATTERS

The Board knows of no other matters to be brought before the 2025 Annual Meeting of Stockholders. If matters other than the ones listed in this proxy statement properly come before the 2025 Annual Meeting of Stockholders or any adjournment or postponement thereof, the persons named in the proxy will vote the shares represented by the proxy according to their judgment.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based on our records and other information, we believe that in 2024, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten-percent beneficial owners were properly met, except that one Form 4 for Mr. Bray was filed late due to an inadvertent administrative error.

Stockholder Proposals

Stockholder Proxy Proposal Deadline

Pursuant to Rule 14a-8 of the Exchange Act, stockholder proposals will need to be received by us not later than December 11, 2025, to be eligible for inclusion in our proxy statement and form of proxy with respect to the 2026 Annual Meeting of Stockholders. Stockholder proposals must be sent to us at Mr. Cooper Group Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary.

Stockholder Business – Annual Meeting

Stockholders who wish to introduce an item of business at an annual meeting of stockholders may do so in accordance with our Bylaw procedures. A stockholder desiring to bring a proper subject of business before the 2026 Annual Meeting of Stockholders, without inclusion of such proposal in the proxy statement, must provide a written notice timely received by us not sooner than December 11, 2025, but not later than January 10, 2026, at our principal executive offices. Any notice of intent to introduce an item of business at an annual meeting of stockholders must, among other things, contain the name and address of the stockholder and a representation that the stockholder is a holder of record and that the stockholder intends to appear in person or by proxy at the meeting. A complete listing of the other requirements the advance notice must meet is found in Section 2.13 of our Bylaws. A complete copy of our Bylaws may be found on our website at www.mrcoopergroup.com or by writing to Mr. Cooper Group Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary. In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which must be postmarked and mailed to our principal executive offices or electronically transmitted to corporate.secretary@mrcooper.com no later than March 23, 2026.

The chairman of the annual meeting may refuse to allow the transaction of any business not presented in compliance with the foregoing procedures.

GENERAL INFORMATION ABOUT

THE ANNUAL MEETING AND VOTING

What is the purpose of this proxy statement?

The purpose of this proxy statement is to provide information regarding matters to be voted on at our 2025 Annual Meeting of Stockholders. Additionally, it contains certain information that the SEC and NASDAQ require us to provide to our stockholders. This proxy statement is also the document used by our Board to solicit proxies to be used at the annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on the matters to be presented at the annual meeting, even if they cannot attend the annual meeting.

When and where will the 2025 Annual Meeting of Stockholders be held?

The annual meeting will be held on May 22, 2025, at the Four Points by Sheraton – Dallas/Fort Worth Airport North, 1580 Point West Blvd., Coppell, TX 75019 at 9:00 a.m., central time.

What will be voted on and how many votes are required to elect directors and adopt other proposals?

Proposal	Votes Required
Election of Directors	Majority of the votes present in person or by proxy entitled to vote

Advisory vote on Say-on-Pay	Affirmative vote of a majority of Mr. Cooper Group common stock present in person or by proxy entitled to vote

Advisory vote on the frequency of Say-on-Pay votes	Affirmative vote of a majority of Mr. Cooper Group common stock present in person or by proxy entitled to vote

Ratification of Ernst & Young LLP as our independent auditors for 2025	Affirmative vote of a majority of Mr. Cooper Group common stock present in person or by proxy entitled to vote

We also will consider any other business that may properly come before the annual meeting.

Who may vote at the annual meeting?

All stockholders who owned Mr. Cooper Group common stock at the close of business on the record date of March 24, 2025 may attend and vote at the annual meeting.

Are Proxy Materials available via the Internet?

Under rules adopted by the SEC, we primarily furnish proxy materials to our stockholders on the Internet, rather than mailing paper copies of the materials (including our 2024 Annual Report to each stockholder. If you received a notice regarding the availability of proxy materials (the “Notice”) by mail or electronic mail, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice will instruct you on how you may vote your shares. The Notice will also instruct you on how you may access your proxy card to vote over the Internet. If you received a Notice by mail or electronic mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.

How do I vote?

You can vote either in person at the annual meeting or by proxy whether or not you attend the annual meeting. To vote by proxy:

By internet

•	Go to the website www.proxypush.com/COOP and follow the instructions, 24 hours a day, seven days a week.

•	You will need the control number included on your proxy card to vote online.

By telephone

•	From a touch-tone telephone, dial 866-395-4184 and follow the recorded instructions, 24 hours a day, seven days a week.

•	You will need the control number included on your proxy card in order to vote by telephone.

By mail

•	Mark your selections on the proxy card that accompanies this proxy statement.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the enclosed postage-paid envelope provided to you.

To vote by proxy, you must properly complete and return the enclosed proxy card in a timely manner. If you vote by proxy, your shares will be voted as you indicate on the card. If you sign your proxy card but do not specify how you want your shares voted, they will be voted as the Board recommends.

Can I change my vote or revoke my proxy?

Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:

•	sending a written statement to that effect to our Corporate Secretary, provided such statement is received no later than May 21, 2025;

•	voting again by Internet or telephone at a later time before the closing of those voting facilities;

•	submitting a properly signed proxy card with a later date that is received no later than May 21, 2025; or

•	attending the annual meeting, revoking your proxy and voting.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy at the annual meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

How many votes do I have?

You will have one vote for each share of Mr. Cooper Group common stock which you owned at the close of business on March 24, 2025 the record date for the annual meeting.

How many shares of Company Stock are eligible to vote at the annual meeting?

At the close of business on March 24, 2025, the record date of the annual meeting, there was a total of 63,983,373 shares of Mr. Cooper Group common stock outstanding and eligible to vote at the annual meeting.

How many shares must be present to hold the annual meeting?

The presence, in person or by proxy, of the holders of at least a majority in voting power of the outstanding shares of the Company Stock, voting together as a single class, entitled to vote at the meeting is necessary to constitute a quorum. Shares are counted as present at the annual meeting if stockholders are present in person or a proxy card has been properly submitted by or on behalf of stockholders. Votes to abstain, referred to as “abstentions,” and broker non-votes are counted for purposes of determining the presence of a quorum.

What if I hold my shares in a brokerage account?

If you hold your shares in a brokerage account, the shares are said to be held in “street name.” In this case your broker will send you a package, including a voter instruction card which will ask you how you want your shares to be voted. If you give your broker instructions, the broker will vote your shares as you direct. If you do not give your broker instructions (these shares are often referred to as broker non-votes) and the proposal involves a “routine” matter, then NASDAQ rules provide brokers with discretionary power to vote your shares. However, if a proposal involves a “non-routine” matter, then brokers are not permitted to vote your shares without instructions from you.

What is a Broker Non-Vote?

A “broker non-vote” occurs when your broker submits a proxy for the meeting with respect to the ratification of the appointment of independent registered public accounting firm but does not vote on non-discretionary matters because you did not provide voting instructions on these matters. Please instruct your broker so your vote can be counted.

If I abstain, what happens to my vote?

If you choose to abstain in voting on the Election of Directors, your abstention will have no effect, as the required vote is calculated through the following calculation: votes FOR divided by the sum of votes FOR plus votes AGAINST.

If you choose to abstain in voting on any other matter, your abstention will be counted as a vote AGAINST the proposal, as the required vote is calculated through the following calculation: votes FOR divided by the sum of votes FOR plus votes AGAINST plus votes ABSTAINING.

How do I attend the annual meeting?

If you plan to attend the meeting in person, please RSVP via email to corporate.secretary@mrcooper.com with RSVP as the subject line no later than 5:00 p.m. central time on May 21, 2025. Admission to the annual meeting is limited to Mr. Cooper Group stockholders or their proxy holders. In order to be admitted to the annual meeting, each stockholder will be asked to present proof of stock ownership and valid government-issued photo identification, such as a driver’s license. Proof of stock ownership may consist of the proxy card, or if shares are held in the name of a broker, bank or other nominee, an account statement or letter from the nominee indicating that you beneficially owned shares of Mr. Cooper Group common stock at the close of business on March 24, 2025, the record date for the annual meeting.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. We have retained Laurel Hill Advisory Group to assist in the solicitation of proxies for the 2025 Annual Meeting for a fee of approximately $15,000, plus reimbursement for reasonable out-of-pocket expenses. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

How do I obtain more information about Mr. Cooper Group

We file annual, quarterly and current reports, proxy statements and other information with the SEC which is available on the website maintained by the SEC at www.sec.gov. Such information will also be furnished upon written request to Mr. Cooper Group Inc., at 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary, and can also be accessed through our website. We will furnish without charge to each person whose proxy is being solicited, upon oral or written request of any such person, a copy of our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC, excluding the exhibits, by first class mail or other equally prompt means within one business day of receipt of such request. Request for copies of such report should be directed to our Corporate Secretary at the above address or at 469-549-2000.

What is “householding”?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address. This process which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single copy of the proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Stockholders who participate in householding will continue to receive separate proxy or voting instruction cards.

Once a stockholder receives notice from his or her broker or us that they will be householding materials to his or her address, householding will continue until the stockholder revokes the consent. If you are not eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please send your request to Mr. Cooper Group Inc. at 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary. You may also make written or oral requests by contacting us at this address or calling 469-549-2000 if you participate in householding and wish to receive a separate copy of these documents (in which case we will promptly deliver a separate copy to you), or if, at any time, you no longer wish to participate in householding. You should notify your broker if the shares are held in a brokerage account or us if you hold registered shares. We can be notified by sending a written request to the above address.

ANNEX A – NON-GAAP MEASURES

We provide certain non-GAAP financial measures in this proxy statement that are not in accordance with, or alternatives for, generally accepted accounting principles in the United States. The Company utilizes non-GAAP financial measures as the measures provide additional information to assist investors in understanding and assessing our business segments’ ongoing performance and financial results, as well as assessing our prospects for future performance. This annex includes additional information regarding these measures.

Adjusted operating financial measures facilitate a meaningful analysis and allow more accurate comparisons of our ongoing business operations because they exclude items that may not be indicative of or are unrelated to the Company’s and our business segments’ core operating performance and are better measures for assessing trends in our underlying businesses. These notable items are consistent with how management views our businesses. Pretax operating income in the servicing segment eliminates the effects of mark-to-market adjustments which primarily reflects unrealized gains or losses based on the changes in fair value measurements of MSRs and their related financing liabilities for which a fair value accounting election was made. These adjustments, which can be highly volatile and material due to changes in credit markets, are not necessarily reflective of the gains and losses that will ultimately be realized by the Company. Pretax operating income in the servicing segment also eliminated a $60 million accounting item and $14 million for intangible amortization in 2024.

Operating return on tangible common equity is a non-GAAP financial measure that is computed by dividing adjusted net income (operating income) by average tangible common equity (also known as tangible book value). Tangible common equity equals total stockholders’ equity less goodwill and intangible assets. The annual average is calculated by taking the quarterly averages of beginning and ending period. Management believes that operating return on tangible common equity is a useful financial measure because it measures the performance of a business consistently and enables investors and others to assess the Company’s use of equity.

Tangible book value is a non-GAAP financial measure that is defined as stockholders’ equity less goodwill and intangible assets. Tangible book value per share is calculated by dividing tangible book value by the number of common shares outstanding. Management believes tangible book value and tangible book value per share are useful metrics to investors because they provide a more accurate measure of the realizable value of stockholder returns, excluding the impact of goodwill and intangible assets.

The following tables reconcile (a) GAAP return on common equity to operating return on tangible common equity (b) GAAP book value and GAAP book value per share to tangible book value and tangible book value per share, respectively and (c) GAAP pretax income to pretax operating income in the servicing segment.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

mm’s	2024

Pretax income	$901

Income tax expense	(232)

Net income	$669
Return on common equity (ROCE)(¹)	14.7%

Average book value(²)	$4,546

Pretax income	$901
Other mark-to-market	(76)
Accounting items / other	60
Intangible amortization	14

Pretax operating income	$899
Income tax expense(³)	(218)

Operating income	$681
Operating return on tangible common equity (ROTCE)	15.6%

Average tangible book value	$4,368

Servicing pretax income	$1,237

Other mark-to-market	(76)

Accounting items / other	9

Intangible amortization	12
Servicing pretax operating income	$1,182

(¹)	ROCE is computed by dividing earnings by the average of quarterly BV averages

(²)	Average of quarterly BV averages of $4,344 for 1Q’24, $4,500 for 2Q’24, $4,616 for 3Q’24, and $4,726 for 4Q’24

(³)	Assumes GAAP tax-rate of 24.2% and does not give credit to cash flow benefits of the DTA

mm’s, except per share amounts	December 31, 2023	December 31, 2024	Y/Y Change

Stockholders’ equity (BV)	$4,282	$4,813
Goodwill	(141)	(141)

Intangible assets	(28)	(119)

Tangible book value (TBV)	$4,113	$4,553
Ending shares of common stock outstanding (mm’s)	64.6	63.6

BV/share	$66.29	$75.70	14%

TBV/share	$63.67	$71.61	12%

P.O. BOX 8016, CARY, NC 27512-9903

Mr. Cooper Group Inc.

For Shareholders of record as of March 24, 2025

Thursday, May 22, 2025 9:00 AM, Local Time

Four Points by Sheraton, Dallas/Fort Worth Airport North,

1580 Point West Blvd., Coppell, TX 75019

YOUR VOTE IS IMPORTANT!

PLEASE VOTE BY: 9:00 AM, Local Time, May 22, 2025.

Internet:

www.proxypush.com/COOP

•  Cast your vote online

•  Have your Proxy Card ready

•  Follow the simple instructions to record your vote

Phone:

1-866-395-4184

•  Use any touch-tone telephone

•  Have your Proxy Card ready

•  Follow the simple recorded instructions

Mail:

•  Mark, sign and date your Proxy Card

•  Fold and return your Proxy Card in the postage-paid envelope provided

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Jay Bray and Beth Gormley (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Mr. Cooper Group Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2025 BetaNXT, Inc. or its affiliates. All Rights Reserved

Mr. Cooper Group Inc. Annual Meeting of Shareholders

Please make your marks like this:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

   FOR ON PROPOSALS 1, 2 AND 4

   THE BOARD RECOMMENDS THAT AN ADVISORY VOTE ON THE COMPENSATION FOR NAMED EXECUTIVE OFFICERS BE HELD EVERY 1 YEAR.

	PROPOSAL	YOUR VOTE				BOARD OF DIRECTORS RECOMMENDS
1.	Election of Directors	FOR	AGAINST	ABSTAIN
	1.01. Jay Bray	☐	☐	☐		FOR

	1.02. Andrew Bon Salle	☐	☐	☐		FOR

	1.03. Roy Guthrie	☐	☐	☐		FOR

	1.04. Daniela Jorge	☐	☐	☐		FOR

	1.05. Shveta Mujumdar	☐	☐	☐		FOR

	1.06. Tagar Olson	☐	☐	☐		FOR

	1.07. Steven Scheiwe	☐	☐	☐		FOR

		FOR	AGAINST	ABSTAIN
2.	Advisory Vote on Executive Compensation (Say on Pay)	☐	☐	☐		FOR

		1YR	2YR	3YR	ABSTAIN
3.	Advisory vote on the frequency of Say on Pay votes	☐	☐	☐	☐	1 YEAR

		FOR	AGAINST	ABSTAIN
4.	Ratification of the Appointment of Ernst & Young LLP as our Independent Auditors for 2025	☐	☐	☐		FOR

5.	Any other business that may properly come before the meeting.

If you plan to attend the meeting, you must email your RSVP to corporate.secretary@mrcooper.com.

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date